Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of the 23rd day of February, 2010, by and among BELTWAY ACQUISITION CORPORATION (hereinafter “BELTWAY” or “Seller”), a Delaware corporation, and HUFFINES MEDIA, LLC, a Texas limited liability company, and HUFFINES LICENSE SUBSIDIARY, LLC, a Texas limited liability company and wholly owned subsidiary of HUFFINES MEDIA, LLC (collectively “Buyer”).

R E C I T A L S

A.           BELTWAY is the licensee of WMET (AM) Gaithersburg, Maryland (Facility ID#4643) (the “Station”) and owns or leases the tangible assets used and utilized in the operation of the Station.

B.           Seller desires to sell, and Buyer desires to buy, all the assets that are used in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

A G R E E M E N T

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1 - DEFINITIONS

The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

“Accounts Receivable” means accounts receivable earned by Seller prior to 11:59 p.m., EST, on the day prior to the Closing Date, including, without limitation, the rights of Seller to payment for the sale of programming time or advertising time run on the Station by Seller prior to the day prior to the Closing Date.

“Assets” means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

“Assumed Contracts” means (i) all Contracts listed in Schedule 3.7, (ii) all Time Brokerage Agreements, (iii) all Cash Advertising Contracts, and (iv) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

“Cancelable TBAs” is defined in Section 3.7.

“Cash Advertising Contracts” is defined in Section 3.7.

“Closing” means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

Asset Purchase Agreement – Page 1

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 8.

“Consents” means the consents, permits, or approvals of Governmental Authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

“Contracts” means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

“Earnest Money Deposit” means the sum of $400,000.00 as set forth in Section 2.4.

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

“FCC Licenses” means all Licenses (including modifications, renewals and extensions thereof) issued by the FCC to Seller in connection with the business or operations of the Station.

“Final Order” means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

“Governmental Authorities” means any federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, agency, court or instrumentality thereof.

“Initial Order” means the FCC Consent as granted by the FCC prior to it becoming a Final Order.

“Intangibles” means all FCC Call Signs, domain names, URL registrations, copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used in the business and operations of the Station as of the date of this Agreement, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree.

Asset Purchase Agreement – Page 2

“Licenses” means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local Governmental Authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree.

“Permitted Liens” means claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (i) for current taxes not yet due and payable, (ii) arising pursuant to the terms of the Assumed Contracts, (iii) imposed by Buyer, or (iv) set forth on Schedule 1.

“Purchase Price” means the purchase price specified in Section 2.3.

“Real Property” means the Station’s existing studio and transmitter sites, as more particularly described on Schedule 3.5.

“Real Property Agreements” is defined in Section 3.5(a).

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property used in the business and operations of the Station which are listed on Schedule 3.6 together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree, and less any deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

“Time Brokerage Agreements” means contracts for the sale by the Station of discrete blocks of time to a broker that supplies the Station programming to fill that time and either sells commercial spot announcements in it or uses portions of the time to solicit donations from listeners.

SECTION 2.  PURCHASE AND SALE OF ASSETS

2.1           Agreement to Sell and Buy.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller hereby agrees to sell, transfer, and deliver to Buyer, and Buyer agrees to purchase and accept, all of the Assets, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree (but excluding the assets described in Section 2.2 and those assets disposed of in the ordinary course of business between the date hereof and the Closing Date), free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

(a)           The Tangible Personal Property;

Asset Purchase Agreement – Page 3

(b)           The Licenses; and any pending applications associated with same;

(c)           The Assumed Contracts;

(d)           The Real Property;

(e)           The Intangibles, and all intangible assets of Seller relating solely to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

(f)           All of Seller’s proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC, relating solely to the business or operation of the Station; and

(g)           All books and records relating solely to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three (3) years after the Closing Date.

2.2           Excluded Assets.  The Assets shall exclude the following assets:

(a)           Seller’s cash and cash equivalents on hand as of the Closing Date and all other cash and cash equivalents in any of Seller’s bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; any stocks, bonds, certificates of deposit and similar investments; and all prepaid expenses and assets (including deposits) paid prior to the Closing Date;

(b)           BELTWAY’s corporate name, any books and records which Seller is required by law to retain, all records relating to the excluded assets described in this Section 2.2 and to Seller’s accounts payable and accounts receivable and general ledger records, and BELTWAY’s corporate minute books and other books and records relating to BELTWAY’s internal corporate matters;

(c)           Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

(d)           The Accounts Receivable;

(e)           Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever, or refunds from any other Governmental Authorities or third parties (including utilities), in each case for periods prior to the Closing Date;

(f)           All property listed on Schedule 2.2;

Asset Purchase Agreement – Page 4

(g)           Any intercompany receivables;

(h)           All current and prior insurance policies and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder and rights to assert claims with respect to any such insurance recoveries;

(i)           All personnel records (including all human resources and other records) of Seller relating to employees of Seller that Seller is required by applicable law to retain in its possession; and

(j)           All rights, claims and causes of action in favor of Seller and Station that arise out of or are related to the operation of the Station prior to the Closing.

2.3.           Purchase Price.  The Purchase Price for the Assets shall be Four Million Dollars ($4,000,000.00)(subject to subsection (d) below), paid and adjusted as provided below.

(a)           At Closing, Buyer shall pay to Seller the sum of $1,300,000.00 (less a credit for the Earnest Money Deposit paid pursuant to Section 2.4).

(b)           At Closing, Buyer shall execute (jointly and severally) and deliver to Seller a secured first priority Promissory Note in the sum of $2,700,000.00 in favor of Seller signed by an authorized representative of each Buyer (the “Note”).  The Note shall be for a term of 24 months (the “Initial Maturity Date”), and shall bear interest at 3.0% per annum, with one (1) principal payment in the sum of $150,000, plus applicable interest payment, on the 180th day from Closing and five (5) additional quarterly principal payments  in the sum of $75,000.00 each, plus applicable interest payments, on each 90th day thereafter, and a final balloon payment of principal in the sum of $2,175,000.00 and accrued interest, and shall have such other terms and conditions as set forth in Exhibit A.  The initial interest per diem is $221.92 which shall adjust as each principal reduction payment is made.

(c)           Prior to the Initial Maturity Date (and in any event not later than the 22nd month following Closing), upon written notice to Seller Buyer shall have the right to extend the maturity of the Note for an additional 12 months (for a total term of 36 months from the Closing) provided Buyer makes an additional principal reduction payment of at least $750,000.00 prior to the Initial Maturity Date in addition to all of the principal payments of $75,000 each required in subsection (b) above prior to the Initial Maturity Date.  Interest shall accrue on the remaining Note balance for the additional 12 months at a rate of 6.5% per annum, and three additional $75,000.00 principal quarterly payments plus accrued interest shall be made prior to the new Maturity Date of 36 months post Closing, at which time all remaining principal and accrued interest shall be come due and payable.  Buyer shall not be entitled to so extend the Initial Maturity Date if it is then in default under the Note, this Agreement or any other agreement between Buyer and Seller.

(d)           Upon written notice to Seller prior to Closing (and in any event not later than five (5) business days prior to Closing), Buyer shall also have the ability to elect to proceed to Closing with an all-cash at Closing payment of $3,600,000.00 (less a credit for the Earnest Money Deposit) in lieu of the Note and related instruments as described above (the “Cash Purchase Price”).

Asset Purchase Agreement – Page 5

(e)           Prorations.  The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses.  All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees, ASCAP, BMI and SESAC licenses and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date.  Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.6.

(f)           Manner of Determining Adjustments.  At Closing, all prorations shall occur in accordance with the following:

(i)           All income and expenses arising from the operations of the Station shall be prorated between Buyer on the one hand, and Seller on the other hand, in accordance with generally accepted accounting principles as of 11:59 p.m., local time, on the date immediately preceding the Closing Date.  Seller shall be responsible for all liabilities and obligations attributable to the operation of the Station through 11:59 p.m., local time, of the date immediately preceding the Closing Date, and Buyer shall be responsible for all such liabilities and obligations attributable to the period thereafter.  Real estate taxes, if any, shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

(ii)           Ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated statement of income and expense (the “Preliminary Closing Proration Statement”), setting forth the adjustment to the Purchase Price determined in accordance with Section 2.3(e) and prorations determined in accordance with this Section 2.3(f).  The Preliminary Closing Proration Statement shall be prepared in a form that sets forth the amounts due to or from Buyer or Seller.  Upon receipt of the Preliminary Closing Proration Statement, Buyer and its accountants shall have the right to examine, at Buyer’s expense and during normal business hours upon prior reasonable notice, the Preliminary Closing Proration Statement and all work papers, schedules, and other books and records used in the preparation of the Preliminary Closing Proration Statement and to make reasonable inquiry of Seller and its accountants.  If Buyer objects to the Preliminary Closing Proration Statement, it shall so advise Seller, and Seller and Buyer shall each use their commercially reasonable best efforts to resolve their differences concerning the Preliminary Closing Proration Statement as soon as possible, but in any event prior to at least two (2) days before the Closing Date.  If Seller and Buyer are unable to resolve the matter, they shall jointly appoint an independent certified accountant to resolve the dispute.  The fees of such independent accountant shall be split evenly between Buyer and Seller.  Seller and Buyer shall cooperate fully with such independent accountant.  Such independent accountant’s resolution of the dispute shall be final and binding upon the parties.  The parties shall use their commercially reasonable best efforts to cause the accountant to resolve such dispute, if any, concerning the Preliminary Closing Proration Statement as soon as possible, but in any event prior to the Closing Date.

Asset Purchase Agreement – Page 6

(iii)           Within forty five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a final statement of income and expense (the “Final Closing Proration Statement”), indicating the prorations as set forth above and any monies due to Seller or Buyer to the extent the Final Closing Proration Statement differs from the Preliminary Closing Proration Statement, together with copies of all work papers, schedules, and supporting documentation reasonably sufficient to allow Seller to verify the prorations prepared by Buyer.  Within twenty (20) days of receipt of the Final Closing Proration Statement, Seller shall either accept the prorations and payment schedule set forth in the Final Closing Proration Statement or notify Buyer of its disagreement therewith (a “Notice of Disagreement”).  If Seller fails either to accept the prorations and payment schedule set forth in the Final Closing Proration Statement or to give Buyer a Notice of Disagreement within twenty (20) days of receipt of the Final Closing Proration Statement, then Seller shall be deemed to have accepted such prorations and payment schedule.  The Notice of Disagreement shall state the amount of money Seller believes is due to or from Seller pursuant to the prorations set forth herein (“Seller’s Amount”), and Buyer shall have ten (10) days to accept or reject Seller’s Amount.  If Buyer rejects Seller’s Amount, any amount payable to Seller or Buyer pursuant to the Final Closing Proration Statement not in dispute shall be immediately paid and the remaining amount in dispute shall be submitted to an independent certified accountant selected jointly by the parties for resolution of the dispute, such resolution to be final and binding upon the parties.  Buyer and Seller agree to share equally the cost and expenses of such accountant.  All amounts owed pursuant to this Section 2.3(f) shall be paid within ten (10) days of acceptance, failure to object or, if there is a dispute, resolution of the amount due.  If such amount is not paid within such ten (10) day period, interest on such amount shall accrue until paid at 10% per annum.

2.4           Earnest Money Deposit.

(a)           Concurrent with the execution of this Agreement, Buyer shall deposit the additional sum of Three Hundred Thousand Dollars ($300,000.00) with William B. Schutz, Jr., as Escrow Agent (the “Escrow Agent”), to be added to the existing deposit of $100,000 already held by the Escrow Agent, for a total deposit of $400,000.00 (the “Earnest Money Deposit”).  The Earnest Money Deposit shall be held in trust by the Escrow Agent pursuant to the terms of the Escrow Agreement previously entered into by the parties.  Failure by Buyer to remit this additional $300,000.00 into escrow within one (1) business day of the execution of this Agreement shall make this Agreement null and void; provided, however, that Seller shall then be entitled to receipt of the $100,000.00 previously deposited with the Escrow Agent.

Asset Purchase Agreement – Page 7

(b)           If the Closing does occur, the Earnest Money Deposit shall be released to Seller and applied to payment of the Purchase Price at Closing as provided in Section 9.3.  If the Closing does not occur, the Earnest Money Deposit shall be released as set forth in Sections 9.3 and 9.4.

2.5.           Payment of Purchase Price.  The Purchase Price shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

2.6.           Assumption by Buyer.  As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date or arise out of events occurring on and after the Closing Date.  Except as Buyer may expressly agree, Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities of Seller arising under capitalized leases or other financing agreements, (v) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, or (vi) any obligation to any employee of Seller for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

2.7.           Allocation.  The Purchase Price shall be allocated among the Assets by mutual agreement of Buyer and Seller in a writing executed at Closing, and, if not mutually agreed upon, in accordance with an appraisal performed by a qualified appraiser jointly selected by Seller and Buyer, the fees of which shall be divided equally between Seller and Buyer.  Each of Seller and Buyer agree (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing occurs and (ii) that neither Seller nor Buyer will take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other.

SECTION 3 – SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows, except as disclosed in the Schedules hereto:

3.1.           BELTWAY is a corporation duly organized under the laws of the State of Delaware.  Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder.

Asset Purchase Agreement – Page 8

3.2.           The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

3.3.           Subject to obtaining the Consents listed in Schedule 3.8, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Certificate of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, (in each case in any material respect) any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authorities applicable to Seller and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, (in each case in any material respect) any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound.

3.4.           Schedule 3.4 includes a true and complete list of the Licenses.  Seller has delivered to Buyer true and complete copies, in all material respects, of the Licenses (including any amendments and other modifications thereto).  The Licenses have been validly issued, and BELTWAY is the authorized legal holder thereof.  The Licenses listed on Schedule 3.4 comprise all of the material licenses, permits, and other authorizations required from any Governmental Authorities for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit, in any material respect, the full operation of the Station as now operated.  Except as set forth in Schedule 3.4, to Seller’s knowledge, there are no actions, complaints or proceedings pending or threatened as of the date hereof before the FCC or any other Governmental Authority relating to the business or operations of the Station other than actions, complaints or proceedings that generally affect the broadcasting industry.  Except as disclosed in Schedule 3.4., there are no applications before the FCC filed by Seller relating to the Station.  Except as disclosed in Schedule 3.4, in all material respects the Licenses are in full force and effect and are unimpaired by any act or omission of Seller or its employees, and the operations of the Station are in accordance therewith in all material respects.  Except as disclosed in Schedule 3.4, the Station is broadcasting at full, licensed, effective radiated power and the antenna height does not exceed the licensed height.  All material reports, forms and statements required to be filed by Seller with the FCC with respect to the Station have been filed and were complete and accurate in all material respects at the date of filing.  Except as disclosed in Schedule 3.4, to Seller’s knowledge, there are no facts which under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC (the “Communications Act”), would disqualify Seller as an assignor of the Licenses.  To Seller’s knowledge  Seller has not taken any action that would be likely to result in the FCC’s denying the application to be filed by Buyer and Seller with the FCC for consent to the assignment of the Licenses to Buyer.

Asset Purchase Agreement – Page 9

3.5.           (a)           Schedule 3.5 contains a complete and accurate description of the Real Property and Seller’s interests therein (including street address, legal description, owner, and use and the location of all improvements thereon).  Seller has good and marketable fee simple title, to all fee estates (including the improvements thereon) included in the Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for (i) Permitted Liens, (ii) any mortgages (which will be removed by Seller at or prior to Closing), (iii) covenants, restrictions and easements disclosed on Schedule 3.5 or (iv) any on any title commitment associated with the Real Property.  Seller has legally assignable leasehold interests in any leaseholds used in connection with the operation of the Station.  All Real Property (including the improvements thereon) is available for immediate use in the conduct of the business and operation of the Station.  Subject to matters of public record, Seller has full legal and practical access to the Real Property.  At the Closing, Seller shall convey the Real Property to Buyer (as to fee estate land) by warranty deeds free and clear of any encumbrances except as set forth on Schedule 3.5 or on any title commitment associated with the Real Property and by assignment of lease as to any leasehold interests.  Schedule 3.5 contains a list of all leases and other agreements pursuant to which Seller is a lessee or other user of the Real Property, including any and all amendments and other modifications (the “Real Property Agreements”).  The Real Property Agreements constitute valid and binding obligations of Seller and, to Seller’s knowledge, of all other parties thereto, enforceable in accordance with their terms (except as limited by laws affecting creditors’ rights or equitable principles generally), and are in full force and effect as of the date hereof.  Seller is not in default under any of the Real Property Agreements and, to Seller’s knowledge, the other parties to such agreements are not in default.  Seller has not received or given written notice of any default thereunder from or to any of the other parties thereto, and no event has occurred, and no condition exists that, with the passage of time or giving of notice, or both, would constitute such a default by Seller, or, to Seller’s knowledge, any other party, which has not been cured.

(b)           All of the Real Property and improvements and the use thereof comply in all material respects with all applicable laws, statutes, ordinances, rules and regulations of Governmental Authorities, including those relating to zoning and the rules and regulations of the FCC.

(c)           Seller has not received any written notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting such Real Property, or of the need for any material repair, remedy, construction, alteration or installation with respect to such Real Property, or any change in the means or methods of conducting operations thereon, nor, to Seller’s knowledge, has any other person or entity received any such written notice.  The Real Property includes all real property used in the conduct of the business and operations of the Station as now operated.

Asset Purchase Agreement – Page 10

(d)           To Seller’s knowledge, without independent investigation, all towers, guy anchors and wires, buildings, fences and other improvements on the Real Property are located entirely within the boundary lines of such Real Property, and no structure of any kind encroaches on such Real Property in any manner that could adversely affect in any material respect the use of such Real Property in the operations of the Station.

3.6.           Schedule 3.6 lists all material items of Tangible Personal Property.  The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property currently used to conduct the business and operations of the Station as now conducted.  Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Liens or as described on Schedule 3.6.  Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. To Seller’s knowledge, all Tangible Personal Property and Assets, and the use and the state of maintenance thereof, are in compliance in all material respects with the Licenses and the rules and regulations of the FCC, and with all other applicable statutes, ordinances, rules and regulations of any Governmental Authority.

3.7.           Schedule 3.7 is a true and complete list of all Assumed Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty (30) days’ notice (“Cash Advertising Contracts”), and except for Time Brokerage Agreements which may be canceled by the Station on not more than thirty (30) days’ notice (“Cancelable TBAs”).  Seller has delivered to Buyer true and complete copies of all Assumed Contracts, other than Cash Advertising Contracts and Cancelable TBAs.  Seller has complied in all material respects with all Assumed Contracts and is not in material default beyond any applicable grace periods under any of the Assumed Contracts, and, to Seller’s knowledge, no other contracting party is in material default under any of the Assumed Contracts.  Except for the need to obtain the Consents listed in Schedule 3.8, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and, to Seller’s knowledge, such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

3.8.           Except for the FCC Consent provided for in Section 6.1, and the Consents described in Schedule 3.8, no consent, approval, permit, or authorization of, or declaration to or filing with any Governmental Authority, or any other third party is required (i) for Seller to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Seller to assign or transfer the Assets to Buyer.

3.9.           Schedule 3.9 is a true and complete list of all Intangibles, all of which are valid and in good standing and, to Seller’s knowledge, uncontested.  Seller has delivered to Buyer copies of all documents it has in its possession establishing or evidencing all Intangibles.  Seller has, or will have as of the Closing Date, good and marketable title to all rights and interests in the Intangibles, all of which will be, to its knowledge, free and clear of any third party interests or claims at the Closing.  Seller is not aware that it is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action filed, or to the knowledge of Seller threatened, with respect thereto.

Asset Purchase Agreement – Page 11

3.10.           All reports and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed and all reporting requirements of the FCC and other Governmental Authorities having jurisdiction over Seller and the Station have been complied with in all material respects. All of such reports and statements are substantially complete and correct as filed.  Seller has paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses required to be paid by Seller.  Except as disclosed in Schedule 3.10 Seller has not received any written notice asserting any noncompliance with any applicable statute, rule or regulation, whether federal, state or local.  Seller is not in default with respect to any judgment, order, injunction or decree applicable to the Assets of any court, administrative agency or other Governmental Authority or any other tribunal duly authorized to resolve disputes.  To Seller’s knowledge, Seller is in compliance in all material respects with all laws, regulations and governmental orders applicable to the Assets and the conduct of the business and operations of the Station, such that the failure to comply with would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Station, including without limitation all FCC and Federal Aviation Administration rules and regulations with respect to the height, lighting, effective radiated power and signal of the towers, antennae and other equipment used by the Station.  Except for the consent of the FCC to the assignment of the Licenses to Buyer as contemplated in this Agreement, no action, consent or other approval is required from Governmental Authorities in connection with the transactions contemplated by this Agreement.  The “public files” of the Station are maintained in compliance in all material respects with FCC rules and policies.

3.11.           Neither Seller nor any person acting on Seller’s behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement for which Buyer could become liable.  Seller has engaged William B. Schutz as a broker for this transaction.  Any fees due William B. Schutz shall be paid exclusively by Seller.

3.12  Except as set forth in Schedule 3.12, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which would affect Seller’s ability to perform its obligations hereunder, and there is no litigation, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller or relating to the Station or Assets in any federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes, which would have any material effect upon the Station or Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which would materially adversely affect Seller’s ability to perform its obligations under this Agreement.

3.13           Seller maintains policies of fire, casualty, liability and other forms of insurance in such amounts and against such risks and losses as Seller believes are reasonable and adequate for the business of the Station and the Assets, and Seller will maintain such policies or arrangements until the Closing.

Asset Purchase Agreement – Page 12

3.14           To Seller’s knowledge, without independent investigation, Seller has not received any written notice of any radon, lead based paint, asbestos, hazardous or toxic materials, wastes, underground storage tanks, railroad derailments or spills, or substances or contamination in, on, or under the Real Property or the improvements thereon in violation of applicable Environmental, Health, and Safety Laws from any governmental agency.  “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial hazardous, or toxic materials or wastes.

3.15           EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, NEITHER SELLER NOR ITS AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, STATION OR THE ASSETS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND ITS AFFILIATES.

SECTION 4 – BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer (jointly and severally) represents and warrants to Seller as follows:

4.1.           Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas.  Each Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by each Buyer hereunder and thereunder; and to operate the Station from and after the Closing as currently contemplated.

4.2.           The execution, delivery, and performance of this Agreement by each Buyer have been duly authorized by all necessary actions on the part of said Buyer.  This Agreement has been duly executed and delivered by each Buyer and constitutes the legal, valid, and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

Asset Purchase Agreement – Page 13

4.3.           Subject to obtaining the Consents, the execution, delivery, and performance by each Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Formation and Operating Agreements of any Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authorities; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which any Buyer is a party or by which any Buyer may be bound.

4.4.           Neither Buyer nor any person acting on Buyer’s behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement for which Seller could become liable.  Buyer has engaged John Pierce & Company as a broker for this transaction.  Any fees due John Pierce & Company shall be paid exclusively by Buyer.

4.5.           No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

4.6.           Buyer is legally and financially qualified to become licensee of the Station under the Communications Act of 1934, as amended, the rules and regulations of the FCC and Section 5301 of the Anti-Drug Act of 1988, as amended.

4.7.           There is no action, suit, investigation or other proceedings pending, or, to Buyer’s knowledge, threatened which may adversely affect Buyer’s ability to perform in accordance with the terms of this Agreement (including, without limitation, performance under the Note, as applicable), and Buyer is unaware of any facts which could reasonably result in any such proceeding.

4.8.           Buyer has the financial capacity to satisfy all of Buyer’s obligations under this Agreement and the documents to be executed and exchanged at the Closing (including, without limitation, under the Note, as applicable), to perform all of Buyer’s obligations at the Closing, and to operate the Station as currently contemplated.

4.9           Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which would affect Buyer’s ability to perform its obligations hereunder and the other documents to be executed in connection herewith (including, without limitation, the Note, as applicable), and there is no litigation, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which would materially adversely affect Buyer’s ability to perform its obligations under this Agreement and the other documents to be executed in connection herewith (including, without limitation, the Note, as applicable).

Asset Purchase Agreement – Page 14

4.10           Buyer shall cooperate with Seller in obtaining any Consent described in Schedule 3.8, including but not limited to furnishing any third party with information necessary for that third party to furnish such Consent.

4.11           Buyer possesses such knowledge and experience in financial and business matters that it and its employees are capable of evaluating the merits and risks of the transactions contemplated hereby.  Buyer has conducted an investigation of the Assets and confirms that Seller has made available to it and its affiliates the opportunity to ask questions of the officers and management employees of Seller and to acquire additional information about the Assets.

4.12           No insolvency proceedings of any character, voluntary or involuntary, affecting Buyer, are pending or, to Buyer’s knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

SECTION 5 - SELLER’S COVENANTS

5.1.           Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller’s other obligations under this Agreement), and in accordance with the other covenants in this Section 5 provided that, notwithstanding any other provision of this Agreement, Seller may, in its sole and exclusive discretion, take any action it may so desire to reduce the Station’s operating expenses, including, without limitation, to eliminate staff and/or programming, or to suspend Station operations and take the Station silent at any time after the execution of this Agreement pending Closing.  If Seller decides to take the Station silent, it shall notify the FCC of such action within ten (10) days of said suspension and shall seek Special Temporary Authorization (“STA”) from the FCC to continue said suspension within thirty (30) days of said suspension.  If applicable, Seller shall seek extension(s) of the STA as required by the FCC pending Closing and the Station’s return to operations.  During any period in which the Station is silent pursuant to this provision or otherwise, Seller shall ensure that the Station remains in material compliance with all relevant FCC rules.

5.2.           Without the prior consent of Buyer (not to be unreasonably withheld, delayed or conditioned), Seller will not enter into any material contract or commitment relating to the Station or the Assets, or amend or terminate any material Assumed Contract (or waive any material right thereunder), or incur any material obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for Cash Advertising Contracts and Cancelable TBAs made in the ordinary course of business.

Asset Purchase Agreement – Page 15

5.3.           Without the prior consent of Buyer (not to be unreasonably withheld, delayed or conditioned), Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except in the ordinary course of Seller’s business, where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

5.4.           Seller shall not take any action that is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

5.5.           Subject to Seller’s right to reduce expenses under Section 5.1, Seller shall use its commercially reasonable best efforts to maintain all of the Assets in their current condition and use, operate, and maintain all of the Assets in a reasonable manner and in material accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice.

5.6.           Seller shall use its commercially reasonable best efforts to obtain the Consents without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement.  Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

SECTION 6 - PRIOR TO CLOSING

6.1.           (a)           The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

(b)           Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement.  The cost of the FCC filing fee in connection with the application for such assignment shall be divided equally between the parties.  Buyer and Seller shall be individually responsible for their respective attorney’s fees connected with the application.  The parties shall prosecute the application with all reasonable diligence and otherwise use their commercially reasonable best efforts to obtain a grant of the application as expeditiously as practicable and shall oppose any objections to the grant of the application for the FCC Consent.  Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (ii) compliance with the condition would have a material adverse effect upon it.  Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent; provided that if the request for reconsideration or review or other challenge to grant of the application addresses Buyer’s characteristics or conduct, or that of its principals, Buyer shall be responsible for the costs of defending the application.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

Asset Purchase Agreement – Page 16

6.2.           Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station’ programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

6.3.           (a)           The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

(b)           Subject to Seller’s right to reduce expenses under Section 5.1, if any damage or destruction of the Assets or any other event occurs which prevents signal transmission by the Station in the normal and usual manner and Seller cannot restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed before the Closing Date, the Closing Date shall be postponed, at Buyer’s option, for a period of up to ninety (90) days, to permit the repair or replacement of the damage or loss.

(c)           In the event of any damage or destruction of the Assets described above, if such Assets have not been restored or replaced and the Station’ normal and usual transmission resumed within the ninety (90) day period specified above (subject to Seller’s right to reduce expenses under Section 5.1), Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller.  Alternatively, Buyer may, at its sole option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets at Buyer’s expense after the Closing Date, in which event Seller promptly shall deliver to Buyer following receipt thereof any insurance proceeds which it may receive prior to or after Closing in connection with such damage or destruction of the Assets (such amount not to exceed Buyer’s costs and expense in connection with such restoration and replacement, but in no event will Seller be liable in the event it does not receive any insurance proceeds or if the insurance proceeds received are insufficient to cover Buyer’s costs and expenses in full).

6.4.           Except as necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement.  If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

6.5.           Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.  Notwithstanding the foregoing, neither Seller nor Buyer shall have an obligation (i) to expend funds to obtain any of the Consents except for the FCC Consent or (ii) to agree to any materially adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

Asset Purchase Agreement – Page 17

6.6.           Buyer shall provide Seller access and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the Assets.

6.7.           From the date of this Agreement until the Closing Date, Seller will afford Buyer, its officers, counsel, accountants, engineers and other representatives, upon three (3) business days prior written notice, full access to the Assets, and all of Seller’s real and personal properties, contracts, commitments and other related records, at all reasonable times during business hours, and such representatives will be furnished true and complete copies of the same as such representatives may reasonably request; provided, however, that such review shall be conducted so as to not interfere unreasonably with or disrupt the business and broadcast operations of Seller.  Such access shall include, but not be limited to, the right to conduct or have conducted environmental, soil and other tests and to inspect the structural and physical condition of the Real Property and all improvements located thereon, and the mechanical, engineering, plumbing and utility systems located at such Real Property, together with all other aspects of the Real Property.  Such review and access shall also be subject to the Non-Disclosure Agreement between the parties, and shall be at Buyer’s sole cost and expense.

6.8.           [Intentionally Omitted.]

6.9.           [Intentionally Omitted]

6.10.           Buyer, at its option, may obtain Uniform Commercial Code financing statement searches dated not earlier than ten (10) days prior to the Closing Date from each state and county in which Seller owns or leases any property showing no security interests, pledges, liens, claims or encumbrances in or affecting any part of the Assets, other than: (i) those that Seller causes to be released prior to or concurrently with the Closing Date; (ii) those for which Seller has assumed responsibility; or (iii) encumbrances or liens that Buyer expressly agrees in writing to accept.  The cost of said searches shall be paid by Buyer.

6.11.           For each parcel of Real Property that is being purchased or leased hereunder, Buyer may obtain a Phase I (and Phase II if recommended) Environmental Assessment.  The cost of preparation of the Phase I (and Phase II if recommended) Environmental Assessment shall be paid by Buyer.  In the event that any remediation is recommended or required by said Assessment, Buyer may, at its sole option, either terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller, or close this Agreement and take the Assets subject to such remediation matters as Buyer and Seller may agree.

Asset Purchase Agreement – Page 18

SECTION 7 - OBLIGATIONS AT CLOSING

7.1.           All obligations of Buyer at the Closing are subject at Buyer’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, except for changes contemplated by this Agreement.

(b)           Covenants and Conditions.  Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Consents.  All Consents on Schedule 3.8 shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

(d)           FCC Consent.  The Initial Order shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1, and Seller shall have complied with any conditions imposed on it by the Initial Order; it being understood that  the FCC Consent becoming a Final Order shall not be a condition to the Closing.

(e)           Governmental Authorizations.  Seller shall be the holder of all Licenses and there shall not have been any modification of any License that would have a materially adverse effect on the Station or the conduct of its business and operations.  No proceeding shall be pending or threatened the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

(f)           Deliveries.  Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

(g)           Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the Tangible Personal Property, Real Property or Licenses of the Station;  “material adverse change” for the purposes of this paragraph shall mean any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station which has the effect of preventing the Station from operating within its licensed parameters for a period of more than thirty (30) calendar days.

7.2.           All obligations of Seller at the Closing are subject at Seller’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, except for changes contemplated by this Agreement.

Asset Purchase Agreement – Page 19

(b)           Covenants and Conditions.  Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Deliveries.  Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

(d)           FCC Consent.  The Initial Order shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8 - CLOSING PROCEDURES

8.1.           (a)           Closing Date.  The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) days’ written notice to Seller, that is (i) not earlier than the first (1st) business day after the FCC Consent is granted (the Initial Order), and (2) not later than five (5) business days following the date upon which the FCC Consent is granted (the Initial Order), subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing.  If Buyer fails to specify the date for Closing prior to the date upon which the Initial Order is granted, the Closing shall take place on the fifth (5th) business day after the date upon which the Initial Order is granted.  In the event the FCC acts after an Initial Order and Closing pursuant thereto to deny the FCC Consent, the parties shall take all commercially reasonable actions necessary to unwind the transactions consummated at Closing in order to return the parties to the status quo ante prior to Closing.

(b)           Closing Place.  The Closing shall be held at any place that is agreed upon by Buyer and Seller.

8.2.           Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Transfer Documents.  Duly executed warranty deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for Permitted Liens;

(b)           Consents.  An executed copy of any instrument evidencing receipt of any Consent;

(c)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller, certifying (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

Asset Purchase Agreement – Page 20

(d)           Licenses, Contracts, Business Records, Etc.  Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations of the Station; and

(e)           Other Documents.  Such other documents and instruments as may be reasonably requested by counsel for Buyer.  Seller shall obtain consents to assignments of the Real Property Agreements from Seller’s lessor(s) in a form reasonably acceptable to Buyer evidencing (i) Seller’s material compliance with all material terms of the Real Property Agreements, including the timely payment of rent, and (ii) the lessor or lessors’ consent to the terms of the Real Property Agreements and the assignment of the Real Property Agreements.

8.3.           Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)           Purchase Price.  The Purchase Price as provided in Section 2.3;

(b)           Assumption Agreements.  Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller’s obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date or arise out of events occurring on or after the Closing Date;

(c)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (ii) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

(d)           Loan Documents.  If applicable, the Note, UCC-1 Financing Statement and Security Agreement (in the form of Exhibit B), together with Membership Pledge Agreements (in the form of Exhibit C) from each member of each Buyer, and any other ancillary loan documents required to perfect Seller’s security interest in the assets of the Station to the greatest extent permitted by the FCC.  The loan documents shall include provisions restricting each Buyer’s ability to incur any secured or unsecured indebtedness other than (i) the obligations to Seller or (ii) unsecured indebtedness incurred in the ordinary course of operations of the Station, including, without limitation, unsecured indebtedness incurred in the ordinary course of operations of the Station for equipment necessary to propagate the Station’s broadcast signal; provided, however, that any such debt shall not be accepted or assumed by the Seller in the event of a default under the Note, and shall be made expressly junior to the Note.

Asset Purchase Agreement – Page 21

SECTION 9 - TERMINATION

9.1.           This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

(a)           Conditions.  If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

(b)           Judgments.  If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

(c)           Upset Date. If the Closing shall not have occurred by July 31st, 2010.

(d)           Breach.  Without limiting Seller’s rights under the other provisions of this Section 9.1, if Buyer has failed to cure, or commenced to cure, any material breach of any of its representations, warranties or covenants under this Agreement within fifteen (15) days after Buyer received written notice of such breach from Seller.

(e)           Insolvency.  If insolvency proceedings of any character, voluntary or involuntary, affecting Buyer, are initiated or threatened, or if Buyer has made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

(f)           FCC Action.  If a petition to deny or informal objection is filed against the application at the FCC or the application is designated for hearing by the FCC.

9.2.           This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

(a)           Conditions.  If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

(b)           Judgments.  If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

(c)           Upset Date. If the Closing shall not have occurred by July 31st, 2010.

(d)           Interruption of Service. If any event within the control of Seller shall have occurred that prevented signal transmission of the Station as specified in Section 6.3 hereof.

Asset Purchase Agreement – Page 22

(e)           Breach.  Without limiting Buyer’s rights under the other provisions of this Section 9.2, if Seller has failed to cure, or commenced to cure, any material breach of any of its representations, warranties or covenants under this Agreement within fifteen (15) days after Seller received written notice of such breach from Buyer.

In addition, to the foregoing, Buyer shall have the right to terminate this Agreement as heretofore provided in Sections 6.3 and 6.11.

9.3.           Buyer has, simultaneous with the execution of this Agreement, deposited an additional $300,000.00 with Escrow Agent.  The Earnest Money Deposit shall be held and disbursed in accordance with the following provisions:

(a)           At the Closing, Buyer and Seller shall notify Escrow Agent to release the Earnest Money Deposit as provided in the Escrow Agreement, and upon receipt Seller shall apply such amount to the Purchase Price paid by Buyer as a credit.

(b)           If (i) this Agreement is terminated by Seller pursuant to Section 9.1 due to Buyer’s material breach of this Agreement, and Seller is not in material breach of any provision of this Agreement, or (ii) on the date that would otherwise be the Closing Date, all of the conditions precedent to the obligations of Buyer set forth in this Agreement have been satisfied or waived in writing by Buyer, and Seller is not in material breach of any provision of this Agreement, but Buyer does not consummate the Closing, then in each case Seller shall be entitled to receipt of the Earnest Money Deposit from the Escrow Agent.

(c)           If this Agreement is terminated pursuant to its terms without default on the part of Buyer, or if Seller shall wrongfully refuse to close in accordance with the provisions of this Agreement, Buyer shall be entitled to return of the Earnest Money Deposit and all interest thereon.

9.4.           If this Agreement is terminated pursuant to Section 9.1 or 9.2 and neither party is in material breach of any provision of this Agreement, the parties shall not have any further liability to each other with respect to the purchase and sale of the Assets and the Earnest Money Deposit shall be returned to Buyer.  If this Agreement is terminated by either party due to the other party’s material breach of any provision of this Agreement, and the terminating party is not in material breach of any provision of this Agreement, then the terminating party (in addition to the Earnest Money Deposit) shall have all rights and remedies available at law or equity, including the right to seek specific performance of this Agreement.

SECTION 10 - INTENTIONALLY OMITTED

SECTION 11 – NOTICES, MISCELLANEOUS

11.1.           Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller.  Buyer and Seller shall each pay one-half of all filing fees required by the FCC in connection with the FCC Consent.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

Asset Purchase Agreement – Page 23

11.2.           All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller, to:

Beltway Acquisition Corporation
c/o CTM Media Holdings, Inc.
11 Largo Drive South
Stamford, CT 06907
Attention: Marc Knoller
Telephone: 203-323-5161

With a copy to:

IDT Corporation
520 Broad Street
Newark, NJ 07102
Attention: Legal Department
Telephone: 973-438-1000

If to Buyer, to:

Huffines Media, LLC
8200 Douglas Avenue, Suite 300
Dallas, TX 75225
Telephone: 214.526.3000

With a copy to:

 Anthony T. Lepore, Esq., P.A.
P.O. Box 823662
South Florida, FL 33082-3662
Telephone: 954.433.2126
Facsimile: 954.436.6288

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

Asset Purchase Agreement – Page 24

11.3.           Neither party may assign this Agreement without the prior written consent of the other party.  Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.3, all references to “Buyer” herein shall be deemed to be references to Buyer’s assignee and all references to “Seller” herein shall be deemed to be references to Seller’s assignee, as the case may be.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.4.           The parties shall take any reasonable actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

11.5.           THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).  ANY LITIGATION ARISING OUT OF THIS AGREEMENT SHALL BE FILED IN A STATE COURT OF COMPETENT JURISDICTION IN NEW YORK.  EACH PARTY WAIVES TRIAL BY JURY AS TO ANY CLAIMS ARISING FROM THIS AGREEMENT.

11.6.           Buyer and Seller shall be equally responsible for all FCC related filing fees associated with this transaction.  All other expenses incurred in the preparation and consummation of this Agreement, except as provided to the contrary herein or in such other agreement into which the parties may enter, shall be borne by the party incurring such expenses.

11.7.           The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.8.           Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

11.9.           This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof (other than the Non-Disclosure Agreement between them).  This Agreement supersedes all prior negotiations between the parties (other than the Non-Disclosure Agreement between them) and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

11.10.           Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

Asset Purchase Agreement – Page 25

11.11.           Except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby  without the prior written consent of the other party.

11.12.   This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

11.13.   Buyer acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any bulk sale or bulk transfer laws or similar laws, if applicable.  To the fullest extent permitted by applicable law, each party waives compliance with any bulk sale or bulk transfer laws or similar laws, if applicable.

11.14           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Asset Purchase Agreement – Page 26

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the day and year first above written.

BELTWAY ACQUISITION CORPORATION

By: /s/ Marc Knoller
Name: Marc Knoller
Title:   President

HUFFINES MEDIA, LLC

By: /s/ Donald Huffines
Name: Donald Huffines
Title:   Managing Member

HUFFINES LICENSE SUBSIDIARY, LLC
By: HUFFINES MEDIA, LLC
Its Managing Member

By: /s/ Donald Huffines
Name: Donald Huffines
Title:  Managing Member

EXHIBIT A

Form of Note

EXHIBIT B

Form of Security Agreement

EXHIBIT C

Form of Membership Pledge Agreement

SCHEDULE 1

Permitted Liens

[None]

SCHEDULE 2.2

Excluded Assets

Any property and equipment not set forth in these Schedule, including, without limitation, any property or equipment located on the 2nd floor of the World Building.

SCHEDULE 3.4

FCC Licenses

WMET (AM) BL-20040608ACB

SCHEDULE 3.6

Real Property
(Owned or Leased)

- Amended and Restated WMET Radio Tower Use Agreement between The Maryland-National Capital Park and Planning Commission and Beltway Acquisition Corp. dated August 2001.

Right to use Owner’s five radio towers, existing building housing WMET’s transmitter and certain surrounding property located near 20201 Watkins Mill Road, Gaithersburg, MD 20879

- World Building Office Lease between Royco, Inc. and Beltway Acquisition Corporation dated November 2006, as amended by that Letter, dated November10, 2009, from Royco, Inc. to WMET

Approximately 737 rentable square feet of space known as Suite 804, the Studio, approximately 1,939 rentable square feet of office space known as Suite 806, and approximately 850 rentable square feet of office space known as Suite 210, in the building known as World Building, 8121 Georgia Avenue, Silver Spring, MD 20910

SCHEDULE 3.6

Tangible Personal Property
(Equipment List)

[See attached list. All equipment is owned by Seller]

SCHEDULE 3.7

Assumed Contracts

- Amended and Restated WMET Radio Tower Use Agreement between The Maryland-National Capital Park and Planning Commission and Beltway Acquisition Corp. dated August 2001

- World Building Office Lease between Royco, Inc. and Beltway Acquisition Corporation dated November 2006, as amended by that Letter, dated November10, 2009, from Royco, Inc. to WMET

- Broadcast Agreement between James Madison University and WMET Radio, dated February 2, 2006, as extended by the Broadcast and Cross-Promotional Agreement Extension dated June 24, 2009

- Standard Sales Contracts/Time Brokerage Agreements with the following counterparties:

- Carlos Garcia Corporation Inc. (Deportes – Cesar Najarro Augusto as Host) - Viette Communications (In the Garden)
- The Universal Church
- Voice of Hagerfiker Radio
- Meklit Media Ministry (Meklit Radio)
- Habtom Tekle (Radio Merhawit)
- Tony Graczyk
- Friends of Lubavitch, Inc. (Awake, Alive and Jewish)
- First Hijrah Radio
- The Kathryn Zox Show
- Ohev Sholom – The National Synagogue (Shmoozin’ with Shmuel)

SCHEDULE 3.8

Required Consents
-                FCC Consent

-                Consent of Landlord, Royco, Inc., under the World Building Office Lease

-    Notice to Owner, The Maryland-National Capital Park and Planning
         Commission, of assignment of WMET Radio Tower Use Agreement

SCHEDULE 3.9

Intangibles

The Call Sign “WMET”

Domain Name “WMET1 160.com”

SCHEDULE 3.10

Non-Compliance

[None]

SCHEDULE 3.12

Litigation

[None]

 SECURED PROMISSORY NOTE
(24 Month Term (subject to extension) - Principal and Interest)

May ___, 2010	GAITHERSBURG, MD

1. IDENTIFICATION OF THE PARTIES.
(A) Borrower.
    The Borrowers are HUFFINES MEDIA, LLC, a Texas limited liability company, and HUFFINES LICENSE SUBSIDIARY, LLC, a Texas limited liability company and wholly owned subsidiary of HUFFINES MEDIA, LLC (collectively referred to as the "Borrower") whose mailing address is 8200 Douglas Avenue, Suite 300, Dallas, TX 75225.

(B) Lender.
    The Lender is BELTWAY ACQUISITION CORPORATION, a Delaware corporation (referred to as the "Lender") whose mailing address is 11 Largo Drive South, Stamford, CT 06907. The Lender may transfer this Note.  The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the "Note Holder."

2. BORROWER'S PROMISE TO PAY.
In return for a loan and for value received by the Borrower, the Borrower promises to pay to the order of the Note Holder the sum of U.S. $2,700,000.00 (this amount is referred to as "principal"), plus interest.

3. INTEREST.
(A) Performing Interest Rate.
    Interest will be charged on unpaid and disbursed principal, from the date of disbursement, until the full amount of principal has been paid.  The Borrower shall pay interest at an initial annual rate of 3.0% fixed over the term of the loan (subject to increase as hereinafter provided). Interest shall be collected on the daily outstanding unpaid balance of principal, said interest to be calculated and computed on the basis of a 365 day year.

(B) Non-Performing Interest Rate.
    While in default, including  after the Maturity Date (or after the Extended Maturity Date, if applicable), the Note shall bear interest at a default rate of interest equal to the maximum interest rate per annum permissible under applicable law; provided, however, that in the event, and only in the event, that there is no applicable maximum interest rate per annum or said rate is otherwise indeterminable, the Borrower and Note Holder agree that this Note shall bear interest at a default rate of interest of 12.000 % per annum; provided further, however, that any such default rate of interest shall not exceed the maximum permitted by law.

4. PAYMENTS.
(A) Quarterly Payments of Principal and Interest.
    The Borrower shall pay (i) seven (7) quarterly principal payments of $75,000.00 each and interest payments calculated at an initial per diem rate of $221.92, with subsequent interest payments calculated on the then outstanding principal.  The first quarterly payment ordinarily due August ____, 2010 shall be deferred to November ____, 2010 and payable with that 2nd quarterly principal payment (for a total of $150,000.00) and the remaining quarterly payments of $75,000.00 each, plus interest, shall be on February __, 2011, May __, 2011, August __, 2011, November ___, 2011 and February ___, 2012; and (ii) (except as provided in 4(C ) below), a final balloon payment of principal in the sum of $2,175,000.00 plus accrued interest on May ____, 2012.

(B) Application of Payments.
    All payments shall be applied first to interest and other charges accruing under this Note and second to principal. Any prepayments shall be applied first to any unpaid interest and other charges accruing under this Note and second to the installments of principal in the inverse order of maturity.

(C) Maturity Date, Extension Right.
    If on May __, 2012, the Borrower still owes amounts under this Note, the Borrower shall pay those amounts in full on that date, which date is referred to as the "Maturity Date;" provided, however, Borrower shall have the right and option, in Borrower's sole discretion, to extend the Maturity Date to May __, 2013 (the "Extended Maturity Date") provided: (i) Borrower is not in default of this Note, or any other agreement between Borrower and Lender; (ii) Borrower makes an additional payment of principal to Note Holder in the amount of $750,000.00 on or before the Maturity Date; and (iii) prior to the Maturity Date (and in any event not later than March __, 2012), Borrower provides written notice (the "Extension Notice") to Note Holder that Borrower has opted to so extend the Maturity Date to the Extended Maturity Date. If so extended, the Borrower shall make three (3) additional quarterly principal payments of $75,000.00 each on August __, 2012, November ___, 2012 and February ___, 2013 until the Extended Maturity Date, together with interest at 6.5% per annum, with a final balloon payment of all remaining principal and accrued interest at the Extended Maturity Date.

(D) Place of Payments.
    The Borrower shall make all payments at 11 Largo Drive South, Stamford, CT 06907, or at a different place if required by the Note Holder.  In the alternative, if required by the Note Holder, payment shall be made by wire transfer of immediately available funds to an account specified by the Note Holder.

(E) Amount of Quarterly Payments.
    Each of the quarterly payments shall be made in accordance with the calculations and instructions of the Note Holder in accordance with the terms set forth in this Note.

5. BORROWER'S RIGHT TO PREPAY.
    The Borrower shall have the right to make payments at any time before they are due.  When the Borrower makes a prepayment, the Borrower shall tell the Note Holder in writing that it is doing so. Prepayments shall be applied as provided above.
    The Borrower may make a full prepayment or partial prepayments without paying any prepayment charge.  If the Borrower makes a partial prepayment, there will be no changes in the due dates of the quarterly payments or in the amount of the quarterly payments or otherwise unless the Note Holder agrees in writing to those changes.

6. LOAN CHARGES.
    If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Borrower which exceeded permitted limits will be refunded to the Borrower. The Note Holder may choose to make this refund by applying it to the repayment of this Note or by making a direct payment to the Borrower.  If a refund is applied to this Note, the reduction will be treated as a partial prepayment.

7. LATE CHARGES FOR OVERDUE PAYMENTS.
    Notwithstanding any applicable grace period or any other remedies available to the Note Holder, if the Note Holder has not received the full amount of any payment by the end of five (5) calendar days after the date it is due, the Borrower shall pay a late charge to the Note Holder. The amount of the late charge will be 5 % of the overdue payment, and shall be due and payable on the date such overdue payment is finally made.  The Borrower and the Note Holder agree that this late charge is a fair and reasonable charge for the late payment, and shall not be deemed to be a penalty.

8. EVENT OF DEFAULT.
The term “Event of Default” or  "default", wherever used in this Note, shall mean any one or more of the following events:
(A)	If the Borrower does not pay the full amount of each payment on the date it is due;

(B)	If the Borrower does not pay the full amount of each late charge on the date it is due ;
(C)	If the Borrower has not properly provided the Extension Notice to Note Holder by March __, 2012, or if the Borrower is not otherwise entitled to provide the Extension Notice, and does not pay the full amount owed under this Note on the Maturity Date.
(D)	If the Borrower is entitled to provide, and has properly provided the Extension Notice to Note Holder by March __, 2012, in accordance with the terms set forth above, and does not pay the full amount owed under this Note on the Extended Maturity Date.
(E)	If the Borrower does not pay the costs, charges, expenses, disbursements and reasonable attorney's fees incurred by the Note Holder pursuant to the terms of this Note, within ten (10) days of request therefor by the Note Holder;
(F)	If the Borrower fails to keep, perform and observe every covenant, condition and agreement in this Note;
(G)	Any default under the terms and conditions of any borrowings which may presently or subsequently exist between the Note Holder or any of its affiliates, and the Borrower;
(H)	Any breach in any material respect of any warranty or untruth in any material respect of any representation of the Borrower contained in this Note, or any other instrument securing or evidencing this Note, or in any other instrument given as security for this Note;
(I)	If the Borrower is in default or breach under any note or agreement in which the Note Holder has an interest;
(J)	Any liquidation or dissolution of the Borrower, or of any surety or endorser of this Note;
(K)	If the Borrower or any surety or endorser of this Note becomes insolvent or fails or ceases to pay its debts as they mature; or admits in writing its inability to, or generally becomes unable to, pay its debts as such debts become due; or shall file (or have filed against it) a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file (or have filed against it) any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, wage earner's plan, assignment for the benefit of creditors, receivership, dissolution or similar relief under any present or future Federal Bankruptcy Act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Borrower or all or any part of the properties of the Borrower or of any guarantor, surety or endorser of this Note;
(L)	Upon a default under any other instrument securing the Obligations of this Note (“Obligations” to mean all the obligations and liabilities of every kind and character, whether direct, indirect or contingent, now or hereafter existing (whether matured or unmatured, contingent or liquidated));
(M)	One or more judgments or decrees shall be entered against the Borrower involving a liability of $100,000 or more in the aggregate for all such judgments and decrees for the Borrower (in each case, not paid or to the extent not covered by insurance); or
(N)	The Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of the business of the Borrower; or
(O)	Any material adverse change shall occur in the business, assets, operations and condition (financial or otherwise) of the Borrower.

9. GRACE PERIOD; ACCELERATION UPON DEFAULT.
Except in the case of maturity, the Borrower shall have a grace period of five (5) calendar days after the due date of any payment of interest or principal due under this Note in which to make said payment, and a grace period of ten (10) calendar days following notice to Borrower from Note Holder in which to comply with, or cure any breach of, any other covenant or Obligation under this Note.  These grace periods shall cease and be of no further force and effect in the event of either the maturity of this Note or the acceleration of this Note.
    Upon default of this Note, and after expiration of any applicable grace period, the full amount of principal which has not been paid, all the interest that is owed on that amount, and any other charges accruing under this Note, shall at the option of the Note Holder, and without notice, be accelerated and shall become and be immediately due and payable.  Upon any such acceleration, this Note shall be deemed to have matured and the maturity date shall be then considered to be the same date as the date of acceleration.

10. GIVING OF NOTICES.
    Unless applicable law requires a different method, any notice that must be given to the Borrower under this Note will be given by delivering it or by mailing it by first class mail to the address given for the Borrower as stated above, or at a different address if the Note Holder receives from the Borrower a notice specifically identifying such different address for notice purposes.
    Unless applicable law requires a different method, any notice that must be given to the Note Holder under this Note will be given by mailing it by certified mail, return receipt requested, or by overnight delivery by nationally recognized carrier with delivery confirmation to the address given for the Note Holder as stated above, or at a different address if the Borrower is given a notice of that different address.

11. JOINT AND SEVERAL LIABILITY; OBLIGATIONS OF PERSONS UNDER THIS NOTE.
   If more than one person signs this Note, each person is jointly and severally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed.  Any person who is a guarantor, surety or endorser of this Note is also jointly and severally obligated to do these things.  Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also jointly and severally obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against some or all together. This means that any one or more Borrower, guarantor, surety or endorser may be required to pay all of the amounts owed under this Note. The Note Holder shall not be required to look to any one Borrower, guarantor, surety or endorser, prior to any other in enforcing its rights under this Note. The Note Holder shall not be required to first institute any suit, or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder or against any other agreement or the other Loan Documents in order to enforce the payment of this Note.  The Note Holder by accepting this Note is relying upon the joint and several personal liability of the Borrower and of each guarantor, surety and endorser of this Note, in addition to any collateral security for this Note.

12. WAIVER OF PRESENTMENT; NOTICE OF DISHONOR, ETC.
    The Borrower and any guarantor, surety or endorser of this Note, and any other person who has obligations under this Note waive the rights of presentment, dishonor, notice of dishonor, notice of default, notice of nonpayment, protest, demand, valuation, and appraisement. The obligations of the Borrower hereunder are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

13. DELAY OR OMISSION NO WAIVER.
    No delay or omission of the Note Holder to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy nor shall the same be construed to be a waiver of any such default, or acquiescence therein; and every right, power and remedy given by this Note to the Note Holder may be exercised by Note Holder from time to time and as often as may be deemed expedient by the Note Holder.

14. WAIVER OF ONE DEFAULT NOT TO AFFECT ANOTHER.
    No waiver of any default shall extend to or shall affect any subsequent or any other default or shall impair any right, power or remedy consequent thereon. If the Note Holder: (a) grants forbearance or an extension of time for the payment of any sums due under this Note; (b) takes other or additional security for the payment hereof; (c) waives or does not exercise any right, power or remedy granted in this Note; or (d) releases any part of the property securing this Note; then any such act or omission shall not release, discharge, modify, change or affect the original liability under this Note or of the Borrower, or of any guarantor, surety or endorser of this Note; nor shall any such act or omission preclude the Note Holder from exercising any right, power or remedy herein granted or intended to be granted in the event of any other default then made or of any prior or subsequent default.

15. REMEDIES CUMULATIVE.
    No right, power or remedy conferred upon or reserved by the Note Holder by this Note, or in any of the other agreements between the Borrower and Lender or the Loan Document, is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and current and shall be in addition to any other right, power and remedy given hereunder, in any of the other agreements between the Borrower and Lender or the Loan Documents, or now or hereafter existing at law or in equity or by statute.

16. HEADINGS.
    The headings of the articles, sections, paragraphs and subdivisions of this Note are for convenience of reference only, and are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

17. RULE OF CONSTRUCTION.
    Any ambiguities contained in this Note shall not be construed against the preparers of this document.

18. INVALID PROVISIONS TO AFFECT NO OTHERS.
    If any one or more of the terms or provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity of the remaining terms and provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

19. RIGHT OF SET-OFF.
    Upon a default as set forth in this Note or in the event the Note Holder shall determine that the value of the collateral serving as security for the this Note is impaired or lessened, the Note Holder shall have the right to set off, without notice to Borrower, any and all deposits or other sums at any time credited by or due from the Note Holder to the Borrower, whether in a special account, general account or other account or represented by a certificate of deposit (whether or not matured), against any or all sums and indebtedness evidenced by this Note, whether or not they are then due.

20. TIME IS OF THE ESSENCE.
    It is specifically agreed that time is of the essence in this Note.  No waiver of any obligation hereunder shall at any time thereafter be held to be a waiver of the terms hereof.

21. ATTORNEY'S FEES AND EXPENSES.
    The Borrower, and any guarantor, surety or endorser of this Note, agrees to pay to the Note Holder, on demand, all costs, charges, expenses, disbursements and reasonable attorney's fees ("Attorney's Fees and Expenses"):

(A)	in enforcing the terms of this Note, whether suit be brought or not;
(B)	in collecting amounts owed under this Note, whether suit be brought or not;
(C)	in any action, proceeding or dispute concerning this Note;
(D)	in any action, proceeding or dispute in which the Note Holder is made a party or appears as a party plaintiff or party defendant because of the failure of the Borrower, or of any guarantor, surety or endorser of this Note, promptly and fully to perform and comply with all conditions and covenants of this Note;
(E)	for all documentary stamp taxes and intangible taxes, and any penalties or interest on the documentary stamp taxes and intangible taxes; and
(F)	in any proceedings with the Federal Communications Commission (“FCC”) concerning this Note.

    All such costs, charges, expenses, disbursements and attorney's fees shall bear interest thereon at the default rate of interest specified in this Note, from the date incurred by the Note Holder until paid by the Borrower.

    All such costs, charges, expenses, disbursements and attorney's fees, and all of the accrued interest thereon shall become due and payable whether or not there be notice, demand, attempt to collect or suit pending.

    Wherever provision is made for payment of attorney's or counsel's fees or expenses incurred by the Note Holder, said provision shall include, but not be limited to, attorney's or counsel's fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings and FCC proceedings, whether such proceedings arise before or after entry of a final judgment.

22. APPLICABLE LAW; VENUE.
    This Note i shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of New York (excluding the principles thereof governing conflicts of law), and Federal Law, in the event, and only to the extent, Federal Law preempts State Law.  Venue for any litigation concerning this Note shall be in any court of competent jurisdiction located within the State of New York. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Note (and agrees not to commence any action, suit or proceedings relating hereto except in such courts).

Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

23. GENDER AND NUMBER.
    All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, and to the singular or plural, as the identity of the person or entity or persons or entities may require.

24. CHANGES, OTHER AGREEMENTS, ETC.
    Neither this Note nor any term, covenant or condition hereof may be modified, changed, waived, discharged or terminated orally, but only by an instrument, in writing, executed by the party or parties intended to be bound by it, and approved by the Note Holder. This Note may not be assigned by Borrower without the prior written consent of the Note Holder.

25. RELATIONSHIP OF PARTIES.
    The Borrower acknowledges that the relationship between the Borrower and the Note Holder is strictly limited to that of debtor and creditor. The Note Holder has not accepted or assumed any duty or obligation, fiduciary or otherwise, to or on behalf of the Borrower which is not expressly contained herein.  The Borrower has not solicited and the Note Holder has not offered or given any advice to the Borrower in any manner whatsoever in connection with the loan transaction and this Note.  The Borrower has not relied on any representation by the Note Holder not contained in this Note.

26. SECURED NOTE.
(A) Statement of rights with respect to collateral.
    This Note is secured by the following instruments, (jointly and individually referred to herein as the "Loan Documents"), to which reference is made for a statement of the collateral and security, and the rights of the Note Holder with respect to the collateral and security for the payment of this Note, to wit:

(1)	Membership Pledge Agreement (dated ________, 2010), executed by Donald Huffines and Philip Huffines as sole members of Huffines Media, LLC;
(2)	Membership Pledge Agreement (dated ________, 2010), executed by Huffines Media, LLC as sole member of Huffines License Subsidiary, LLC
(3)	UCC-1 Financing Statement (dated ________, 2010) , executed by Huffines Media, LLC;
(4)	Security Agreement (dated __________, 2010), executed by Huffines Media, LLC;
(5)	Security Agreement (dated ____________, 2010), executed by Huffines License Subsidiary, LLC; and
(6)	All other documents and instruments now or hereafter delivered to, and accepted by, the Note Holder in connection with the indebtedness which the Borrower owes the Note Holder as evidenced by this Note.

27. ACCELERATION.
(A) Statement of rights with respect to acceleration.
    The maturity of this Note is subject to acceleration at the option of the Note Holder, upon the occurrence of certain events, as provided herein and in the Loan Documents.

28. WAIVER OF TRIAL BY JURY.
    THE NOTE HOLDER AND THE BORROWER, AND ANY GUARANTOR, SURETY OR ENDORSER, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE NOTE HOLDER MAKING THE LOAN EVIDENCED BY THIS NOTE.

29.COVENANTS.  So long as this Note is outstanding, the Borrower covenants and agrees:

(A) to operate the business and assets acquired pursuant to the Asset Purchase Agreement between Lender and Borrower dated February ____, 2010 diligently and in the ordinary course of business;

(B) to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, in accordance with its respective formation documents, operating agreements, bylaws, and other rights (charter and statutory) and franchises;

(C) to pay or discharge, before the same shall become delinquent, (1) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon the Borrower or its properties and assets and (b) all lawful claims that have become due and payable and that by law have or may become a lien upon the property and assets of the Borrower;

(D) to keep books and records which accurately reflect all of the material business affairs and transactions of the Borrower;

(E) to comply in all material respects with any applicable law, rule or regulation governing the Borrower, the Station and their respective properties and assets (including, without limitation, the FCC);

(F) not to incur or suffer any Indebtedness; ("Indebtedness" means (1) any liability (i) for borrowed money, or (ii) evidenced by a note, debenture, bond or other instrument of indebtedness, given in connection with the acquisition of property, assets or services; (2) any liability of others described in the preceding clause (i) which the Borrower has guaranteed or as to which it has provided security or which is otherwise its legal liability; and (ii) any modification, renewal, extension, replacement or refunding of any such liability described in the preceding clauses); provided that the Borrower may incur unsecured Indebtedness in the ordinary course of operations of the Station, including, without limitation, unsecured Indebtedness incurred in the ordinary course of operations of the Station for equipment necessary to propogate the Station’s broadcast signal; provided, however, that any such Indebtedness shall not be accepted or assumed by Lender or the Note Holder or any other purchaser of the Station or other collateral in the event of a default under this Note, or otherwise and shall be made expressly junior to this Note; and

(G) not to declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of its equity or other ownership interests.

(H) Huffines License Subsidiary, LLC shall not engage in any other business activity apart from holding title to the FCC Licenses associated with the assets and business being acquired pursuant to that Asset Purchase Agreement between the parties dated February ____, 2010.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED.

HUFFINES MEDIA, LLC A Texas limited liability company

By:

HUFFINES LICENSE SUBSIDIARY, LLC A Texas limited liability company

By:

COMMERCIAL SECURITY AGREEMENT

LENDER:
BELTWAY ACQUISITION CORPORATION 11 LARGO DRIVE SOUTH
STAMFORD, CT 06907

BORROWER/OWNER:
HUFFINES MEDIA, LLC
8200 Douglas Avenue, Suite 300
Dallas, TX 75225

1. SECURITY INTEREST. HUFFINES MEDIA, LLC (“Owner” or “Borrower”) grants, mortgages, pledges, hypothecates, assigns, delivers and transfers to Lender identified above a first priority continuing security interest in and lien on the Collateral described below to secure the Obligations described in this Agreement.

2. OBLIGATIONS. The Collateral shall secure the payment and performance of all of Borrower’s present and future, joint and/or several, direct and indirect, absolute and contingent, express and implied, indebtedness, (including costs of collection, legal expenses and reasonable attorney’s fees incurred by Lender upon the occurrence of a default under this Agreement, in collecting or enforcing payment of such indebtedness, or preserving, protecting or realizing on the Collateral herein), liabilities, obligations and covenants (cumulatively “Obligations”) to Lender pursuant to:

(a) This Agreement and the following promissory note:

INITIAL INTEREST RATE	PRINCIPAL AMOUNT	FUNDING DATE	MATURITY DATE

3.00%	$2,700,000.00	05/__/2010	05/__/2012

(b) all other present or future, written agreements between Borrower and Lender, (whether executed for the same or different purposes than the preceding documents;

(c) all amendments, modifications, replacements or substitutions to any of the foregoing; and

(d) applicable law.

3. COLLATERAL. The Collateral shall consist of all of the personal property and other assets of Owner (including, but not limited to, those acquired pursuant to the Asset Purchase Agreement, dated February ___, 2010, between Owner and Lender) and all of Owner’s rights, title and interest therein whether now owned or hereafter acquired by Owner and wheresoever located, including the following:

(a) All accounts and contract rights including, but not limited to, the accounts and contract rights described on Schedule “A” attached hereto and made part hereof by this reference.
(b) All chattel paper including, but not limited to, the chattel paper described on Schedule A attached hereto and made part hereof by this reference.
(c) All documents including, but not limited to, the documents described on Schedule A attached hereto and made part hereof by this reference.
(d) All equipment including, but not limited to, the equipment described on Schedule A attached hereto and made part hereof by this reference.
(e) All general intangibles, including, but not limited to, the general intangibles described on Schedule A attached hereto and made part hereof by this reference.
(f) All instruments including, but not limited to, the instruments described on Schedule A attached hereto and made part hereof by this reference.
(g) All inventory including, but not limited to, the inventory described and located at the locations indicated on Schedule A attached hereto and made part hereof by this reference.
(h) All monies, instruments, and savings, checking or other deposit accounts that are now or in the future in the Borrower’s custody or control (excluding IRA, Keogh, trust accounts, and deposits subject to tax penalties if so assigned).
(i) All accessions, accessories, additions, amendments, attachments, modifications, replacements and substitutions to any of the above.

(j) All proceeds and products of any of the above.
(k) All policies of insurance pertaining to any of the above as well as any proceeds and unearned premiums pertaining to such policies; and
(o) All books and records pertaining to any of the above.

4. OWNER’S TIN. Owner’s Taxpayer ID Number is :

5. RESIDENCY/LEGAL STATUS. Owner is a Texas limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate or other power and authority to own, operate or lease its assets and properties and to carry on its business as currently conducted and as proposed to be conducted (including, without limitation, all licenses and qualifications to operate the Station).

6. REPRESENTATIONS, WARRANTIES AND COVENANTS: Owner represents, warrants and covenants to Lender that:
(a) Owner is and shall remain the sole owner of the Collateral;
(b) Omitted
(c) Owner's chief executive office, chief place of business, office where its business records are located, or residence is the address Identified above; Owner shall promptly advise Lender in writing of any change in or addition to the foregoing address;
(d) Owner shall not become a party to any restructuring of its form of business or participate in any consolidation, merger, liquidation or dissolution without Lender’s prior written consent;
(e) Owner shall notify Lender of the nature of any intended change of Owner's name, or the use of any trade name, and the effective date of such change;
(f) The Collateral is and shall at all times remain free of all tax and other liens, security interests, encumbrances and claims of any kind except for those belonging to Lender and those described on Schedule C attached hereto and incorporated herein by this reference. without waiving the event of default as a result thereof, Owner shall take any action and execute any document needed to discharge the foregoing liens, security interests, encumbrances and claims;
(g) Owner shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein;
(h) Owner shall not change the location of any Collateral without the prior written consent of Lender;
(i) Owner shall provide Lender with possession of all chattel paper and instruments constituting the Collateral, and Owner shall promptly mark all chattel paper, instruments, and documents constituting the Collateral to show that the same are subject to Lender's security interest;
(j) All of Owner's accounts or contract rights; chattel paper; documents; general intangibles; instruments; and federal, state, county, and municipal government and other permits, licenses, trusts, liens, contracts, leases, and agreements constituting the Collateral are and shall be valid, genuine and legally enforceable obligations and rights belonging to Owner against one or more third parties and not subject to any claim, defense, setoff or counterclaim of any kind;
(k) Owner shall not amend, modify, replace, or substitute any account or contract right; chattel paper; document; general intangible; or instrument constituting the Collateral without the prior written consent of Lender;
(1) Owner has the right and is duly authorized to enter into and perform its obligations under this Agreement. Owner's execution and performance of these obligations do not and shall not conflict with the provisions of any statute, regulation, ordinance, rule of law, contract or other agreement which may now or hereafter be binding on Owner;
(m) No action or proceeding is pending, or threatened, against Owner which might result in any material or adverse change in its business, operations or financial condition or materially affect the Collateral;
(n) Owner has not violated and shall not violate any applicable federal, state, county or municipal statute, regulation or ordinance (including but not limited to those governing Hazardous Materials) which may materially and adversely affect its business, operations or financial condition or the Collateral; and
(o)This Agreement and the obligations described in this Agreement are executed and incurred for business and not consumer purposes.

7. SALE OF COLLATERAL. Owner shall not assign, convey, lease, sell or transfer any of the Collateral to any party without the prior written consent of Lender except for sales of broadcast airtime and commercial inventory to buyers in the ordinary course of business.

8. FINANCING STATEMENTS AND OTHER DOCUMENTS. Owner shall take all actions and execute all documents required by Lender to attach, perfect and maintain Lender's first priority continuing security interest in the Collateral and establish and maintain Lender's right to receive the payment of the proceeds of the Collateral including, but not limited to, executing any financing statements, fixture filings, continuation statements, notices of security interest and other documents required by the Uniform Commercial Code and other applicable law. Owner shall pay the costs of filing such documents in all offices wherever filing or recording is deemed by Lender to be necessary or desirable. In lieu of filing security agreements, financing statements, and effective financing statements, Lender shall be entitled to perfect its security interest in the Collateral by filing carbon, photographic or other reproductions of the aforementioned documents with any authority required by the Uniform Commercial Code or other applicable law. Lender may execute and file any financing statements, as well as extensions, renewals and amendments of financing statements in such form as Lender may require to perfect and maintain perfection of any security interest granted in this Agreement.

9. INQUIRIES AND NOTIFICATION TO THIRD PARTIES. Owner hereby authorizes Lender to Contact any third party and make any inquiry pertaining to Owner's financial condition or the Collateral. In addition, Lender is authorized to provide oral or written notice of its security interest in the Collateral to any third party.

10. COLLECTION OF INDEBTEDNESS FROM THIRD PARTIES. In the event of a Default hereunder, Lender shall be entitled to notify, and upon the request of Lender, Owner shall notify any account debtor or other third party (including, but not limited to, insurance companies) to pay any indebtedness or obligation owing to Owner and constituting the Collateral (cumulatively “Indebtedness”) to Lender. Owner shall reasonably pursue collection of the Indebtedness owing to Owner from its account debtors and other third parties until the giving of such notification. In the event that Owner possesses or receives possession of any instruments or other remittances with respect to the Indebtedness following the giving of such notification or if the instruments or other remittances constitute the prepayment of any Indebtedness or the payment of any insurance proceeds, Owner shall hold such instruments and other remittances in trust for Lender apart from its other property, endorse the instruments and other remittances to Lender, and immediately provide Lender with possession of the instruments and other remittances. Lender shall be entitled, but not required, to collect (by legal proceedings or otherwise), extend the time for payment, compromise, exchange or release any obligor or collateral upon, or otherwise settle any of the Indebtedness whether or not an event of default exists under this Agreement. Lender shall not be liable to Owner for any action, error, mistake, omission or delay pertaining to the actions described in this paragraph or any damages resulting therefrom.

11. POWER OF ATTORNEY. Owner hereby appoints Lender as its attorney-in-fact to endorse Owner's name on all instruments and other remittances payable to Owner with respect to the Indebtedness or other documents pertaining to Lender's actions in connection with the Indebtedness. In addition, Lender shall be entitled, but not required, to perform any action or execute any document required to be taken or executed by Owner under this Agreement. Lender's performance of such action or execution of such documents shall not relieve Owner from any obligation or cure any default under this Agreement. Furthermore, following an Event of Default and failure to timely cure, Lender shall be entitled to take any action and to execute any document which Lender may deem necessary, advisable or desirable to accomplish the purposes of this Agreement. The powers of attorney described in this paragraph are coupled with an interest and are irrevocable.

12. USE AND MAINTENANCE OF COLLATERAL. Owner shall use the Collateral solely in the ordinary course of its business, for the usual purposes intended by the manufacturer (if applicable), with due care, and in compliance with the laws, ordinances, regulations, requirements and rules of all federal, state, county and municipal authorities including environmental laws and regulations and insurance policies. Owner shall not make any alterations, additions or improvements to the Collateral that would have the effect of decreasing the value of the Collateral without the prior written consent of Lender. Without limiting the foregoing, all alterations, additions and improvements made to the Collateral shall be subject to the security interest belonging to Lender, shall not be removed without the prior written consent of Lender, and shall be made at Owner's sole expense. Owner shall take all actions and make any repairs or replacements needed to maintain the Collateral in good condition and working order.

13. LOSS OR DAMAGE. Owner shall bear the entire risk of any loss, theft, destruction or damage (cumulatively “Loss or Damage”') to all or any part of the Collateral. In the event of any Loss or Damage, Owner will either restore the Collateral to its previous condition, replace the Collateral with similar property acceptable to Lender in its sole discretion, or pay or cause to be paid to Lender the decrease in the fair market value of the affected Collateral.

14. INSURANCE. The Collateral will be kept insured for its full value against all hazards including loss or damage caused by fire, collision, theft or other casualty. If the Collateral consists of a motor vehicle, Owner will obtain comprehensive and collision coverage in amounts at least equal to the actual cash value of the vehicle with deductibles not to exceed $500. Owner may obtain insurance on the Collateral from such companies as are acceptable to Lender in its sole discretion. The insurance policies shall require the insurance company to provide Lender with at least thirty (30) days' written notice before such policies are altered or cancelled in any manner. The insurance policies shall name Lender as a loss payee and provide that no act or omission of Owner or any other person shall affect the right of Lender to be paid the insurance proceeds pertaining to the Loss or Damage of the Collateral. In the event Owner fails to acquire or maintain insurance, Lender (after providing notice as may be required by law) may in its discretion procure appropriate insurance coverage upon the Collateral and charge the insurance cost as an advance of principal under the promissory note. Owner shall furnish Lender with evidence of insurance indicating the required coverage. Following an Event of Default and failure to timely cure, Lender may act as attorney-in-fact for Owner in making and settling claims under insurance policies, canceling any policy or endorsing Owner's name on any draft or negotiable instrument drawn by any Insurer.

15. INDEMNIFICATION. Lender shall not assume or be responsible for the performance of any of Owner's obligations with respect to the Collateral under any circumstances.

16. TAXES AND ASSESSMENTS. Owner shall execute and file all tax returns and pay all taxes, licenses, fees and assessments relating to its business, operations and the Collateral (including, but not limited to, income taxes, personal property taxes, withholding taxes, sales taxes, use taxes, excise taxes and workers' compensation premiums) in a timely manner.

17. INSPECTION OF COLLATERAL AND BOOKS AND RECORDS. Owner shall allow Lender or its agents to examine, inspect and make abstracts and copies of the Collateral and Owner's books and records pertaining to Owner's business, operations and financial condition or the Collateral during normal business hours. Owner shall provide any reasonable assistance without cost to Owner as may be required by Lender for these purposes. All of the signatures and information pertaining to the Collateral or contained in the books and records shall be genuine, true, accurate and complete in all respects. Owner shall note existence of Lender's security interest in its books and records pertaining to the Collateral.

18. EVENT OF DEFAULT. Owner shall be in default (“Event of Default”) under this Agreement, (after expiration of any applicable cure period or grace period provided in this Agreement or any of the Loan Documents) in the event that Owner/Borrower :
(a) fails to make any payment under this Agreement or any other indebtedness to Lender when due;
(b) fails to perform any obligation or breaches any warranty or covenant to Lender contained in this Agreement or any other present or future, written or oral, agreement regarding this or any other indebtedness to Lender;
(c) provides or causes any false or misleading signature or representation to be provided to Lender;
(d) allows the Collateral to be destroyed, lost or stolen, damaged in any material respect, or subjected to seizure or confiscation;
(e) seeks to revoke, terminate or otherwise Limit its liability under this Agreement.;
(f) permits the entry or service of any garnishment, judgment, tax levy, attachment or lien against Owner, any guarantor, or any of their property;
(g) becomes legally incompetent, is dissolved or terminated, ceases to operate its business, becomes insolvent, makes an assignment for the benefit of creditors, or becomes the subject of any bankruptcy, insolvency or debtor rehabilitation proceeding;
(h) allows the Collateral to be used by anyone to transport or store goods, the possession, transportation, or use of which, is illegal;
(i) causes Lender to deem itself insecure for any reasonable cause, or
(j) defaults under any of the other Obligations.

19. RIGHTS OF LENDER ON DEFAULT. If there is an Event of Default under this Agreement, Lender shall be entitled to exercise one or more of the following remedies without notice or demand, (except in the case of non-monetary Defaults, following notice to Owner and failure to cure after ten (10) days of such notice to cure, such period not intended to extend any cure or grace period in any other Loan Documents) (except as required by law):
(a) to declare the Obligations immediately due and payable in full;
(b) to collect the outstanding Obligations with or without resorting to judicial process;
(c) to take possession of any Collateral in any manner permitted by law;
(d) to apply for and obtain, with notice and upon emergency application, the appointment of a receiver for the Collateral without regard to Owner's financial condition or solvency, the adequacy of the Collateral to secure the payment or performance of the obligations, or the existence of any waste to the Collateral;
(e) to require Owner to deliver and make available to Lender any Collateral at the community of License for the Station (see Schedule A hereto);
(f) to sell, lease or otherwise dispose of any Collateral and collect any deficiency balance with or without resorting to legal process (if notice to Borrower of the intended disposition of the Collateral is required by law, five (5) days’ notice shall constitute reasonable notification); and
(g)to exercise all other rights available to Lender under any other written agreement or applicable law.

Lender's rights are cumulative and may be exercised together, separately, and in any order. If notice to Owner of intended disposition of Collateral is required by law, five (5) days' notice shall constitute reasonable notification. Lender's remedies under this paragraph are in addition to those available at common law, such as setoff.

20. WAIVER OF JURY TRIAL. LENDER AND OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THE PROMISSORY NOTE, THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER MAKING THE LOAN EVIDENCED BY THE PROMISSORY NOTE.

21. APPLICATION OF PAYMENT. When an Event of Default has occurred under this Agreement, all payments made by or on behalf of Owner and all credits due to Owner from the disposition of the Collateral or otherwise may be applied against the amounts paid by Lender (including reasonable attorneys' fees and legal expenses) in connection with the exercise of its rights or remedies described in this Agreement and any interest thereon and then to the payment of the remaining Obligations in whatever order Lender chooses.

22. REIMBURSEMENT OF AMOUNTS EXPENDED BY LENDER. Owner shall reimburse Lender for all amounts (including reasonable attorneys' fees and legal expenses) expended by Lender in the performance of any action required to be taken by Owner or the exercise of any right or remedy belonging to Lender under this Agreement, together with interest thereon at the lower of the highest rate described in any promissory note or credit agreement executed by Borrower or Owner or the highest rate allowed by law from the date of payment until the date of reimbursement. These sums shall be included in the definition of Obligations, shall be secured by the Collateral identified in this Agreement and shall be payable upon demand.

23.ASSIGNMENT. Owner shall not be entitled to assign any of its rights, remedies or obligations described in this Agreement without the prior written consent of Lender. Consent may be withheld by Lender in its sole discretion. Lender shall be entitled to assign some or all of its rights and remedies described in this Agreement without prior notice to or the prior consent of Owner in any manner.

24. MODIFICATION AND WAIVER. The modification or waiver of any of Owner's Obligations or Lender's rights under this Agreement must be contained in a writing signed by Lender. Lender may delay or fail to exercise any of its rights without causing a waiver of those Obligations or rights. A waiver on one occasion shall not constitute a waiver on any other occasion. Owner's Obligations under this Agreement shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases any of the obligations belonging to any Owner or third party or any of its rights against any Owner, third party or collateral.

25. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Owner and Lender and their respective successors, permitted assigns, trustees, receivers, administrators, personal representatives, legatees, and devisees.

26. NOTICES. Any notice or other communication to be provided under this Agreement shall be in writing and sent to the parties at the addresses described in this Agreement or such other address as the parties may designate in writing from time to time.

27. SEVERABILITY. ..If any provision of this Agreement violates the law or is unenforceable, the rest of the Agreement shall remain valid.

28. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York. Owner consents to the jurisdiction and venue of the state courts of New York, New York in the event of any legal proceeding under this Agreement. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

29. COLLECTION COSTS. If Lender hires an attorney to assist in collecting any amount due or enforcing any right or remedy under this Agreement, Owner and Lender agree the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs (subject to any restrictions imposed by law).

30. MISCELLANEOUS. This Agreement is executed for commercial purposes. Owner shall supply information regarding Owner's business, operations and financial condition or the Collateral in annual unaudited financial statements. All information furnished by Owner to Lender shall be true, accurate and complete in all respects. Owner and Lender agree that time is of the essence. Owner waives presentment, demand for payment, notice of dishonor and protest. If there is more than one Owner, their obligations shall be joint and several. This Agreement shall remain in full force and effect until all Obligations are paid in full. This Agreement and any related documents represent the complete and integrated understanding between Owner and Lender pertaining to the terms and conditions of those documents.

31. OBLIGATIONS OBSOLUTE. Except as required by applicable law, all rights of the Lender hereunder, the security interest granted hereby, and all obligations of Owner hereunder, shall be absolute and unconditional irrespective of (a) any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any other agreement or instrument, (c) any exchange, release or non-perfection of any other Collateral, or any release, amendment or waiver of, or consent to or departure from, any guaranty for all or any of the Obligations, or (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Owner in respect of the Obligations or in respect of this Agreement.

32.ADDITIONAL TERMS: SEE ATTACHED SCHEDULES “A”, “B” and “C”

Owner acknowledges that Owner has read, understands, and agrees to the terms and conditions of this Agreement.

DATED:

BORROWER/OWNER: HUFFINES MEDIA, LLC

BY:

LENDER: BELTWAY ACQUISITION CORPORATION

BY:

TITLE:

COMMERCIAL SECURITY AGREEMENT -- SCHEDULE A
by Huffines Media, LLC (“Borrower”)
in favor of Beltway Acquisition Corporation (“Lender”)

Further Collateral Description:

In addition to the categories of Collateral described in Section 3 of this Agreement, the Collateral shall include any and all personal property owned by the Borrower, or in which the Borrower has an interest, wherever located, whether presently owned or existing or hereafter created or acquired including, without limitation:

(a)	Investment property, deposit accounts commercial tort claims and letter of credit rights;
(b)	General intangibles including, without limitation, payment intangibles, software, time brokerage contracts and barter agreements.
(c)
Supporting obligations, including security agreements, guaranties, documents, notes, drafts, right to return goods, warranty claims, licenses and government payments (to the fullest extent permitted by law).

(d)
To the fullest extent permitted by law, AM Broadcast License BL-20040608ACB (“Broadcast Licenses”), associated with WMET (AM), Gaithersburg, MD (the “Station”) as extended from time to time, and any and all proceeds and products thereof;

(e)
Books, records, logs, materials and other documents including, without limitation, financial records and all technical and other data concerning the Broadcast Licenses, the Station or the operation of the Broadcast Licenses or Station; and

(f)	all cash or non-cash proceeds of the foregoing, including all Collateral described in Section 3 of this Agreement.

Terms used herein shall be given their broadest meaning and shall have the meanings set forth in the Uniform Commercial Code as in effect from time to time in the State of Maryland.

COMMERCIAL SECURITY AGREEMENT -- SCHEDULE B
by Huffines Media, LLC (“Borrower”)
in favor of Beltway Acquisition Corporation (“Lender”)
Additional Terms:

32(A).The Borrower further represents, warrants and covenants to Lender that

(i)
The Collateral includes 100% of the issued and outstanding membership interests of Huffines License Subsidiary, LLC, a Texas limited liability company, which is wholly owned by Borrower and which is the FCC licensee of the Station.

(ii)
No more than 20% of the membership interests of Borrower are owned or voted by aliens, or their representatives, as such terms are defined in the Communications Act of 1934, as amended, and to the extent that any holder of Borrower’s equity securities is an alien, such alien is neither an officer nor a director of Borrower.

(iii)	Borrower will take all action necessary to insure it does not allow any additional membership interests to be issued.

Borrower will file this Agreement with the FCC when required and will use best efforts to obtain promptly any consent of the FCC which may be required in connection with the execution, delivery or performance of this Agreement and any transfer of Collateral contemplated hereby, whether upon pledge or later upon default and disposition, if at that time the Broadcast License is still in effect.

32(B).     Voting Rights; Unless and until an Event of Default shall have occurred Owner shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement

Upon the occurrence and during the continuance of an Event of Default, all rights of Owner to exercise the voting and/or consensual rights and powers which Owner is entitled to exercise pursuant to Section 32(b) hereof shall cease, and all such rights shall thereupon become vested in Lender or other transferee, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights; provided, however, if the Broadcast License is still in effect at that time and if prior consent from the FCC is required by 47 U.S.C. §310(d) or other applicable law to authorize such exercise of rights by Lender or other transferee, such consent shall first be obtained from the FCC.

32(C).     Rights of Lender in Default. (1) In addition to any other remedies available to Lender, if, at any time after the occurrence of an Event of Default which has not been cured within the time limits provided in this Agreement, or the Note, the Lender shall in its discretion deem it necessary for the protection of the Broadcast Licenses or the Station or for the prevention of deterioration or dissipation of Station assets pending sale, it may apply to a court of competent jurisdiction for the appointment of a receiver for Owner, and Owner hereby agrees to said appointment. Owner further agrees and requests that an application as aforesaid to a court for appointment of a receiver be handled by the court as an emergency matter, and Owner agrees to the shortening by the court of prescribed periods of time for the filing of pleadings and notices of hearings, in order to permit expedited treatment of the application. If the court shall appoint a receiver, application shall forthwith be made to the FCC for its consent to the involuntary transfer of control of the Station Licenses to the receiver, and if Owner does not upon demand voluntarily sign the transferor's and licensee's portions of the application, to the extent legally permissible they hereby empower Lender or any of its officers and directors, or such person who may be appointed by the court for such purpose, to sign that application for them and on their behalf. The transferee's portion of the application shall be signed by the receiver appointed by the court. Rights afforded to Lender by this subparagraph shall be in addition to and not in derogation of all other rights afforded by law or in equity. In the event a receiver is appointed, Borrower/Owner waive the posting of any bond which might otherwise be required.

(2) In addition to any other remedies available to Lender, upon the occurrence of an Event of Default under this Agreement and the Note, and after the opportunity to cure has expired, Lender may forthwith or at any time ) sell the Collateral, subject to the prior approval of the FCC as required by 47 U.S.C. §310(d). Such sale shall be made pursuant to the provisions of the Uniform Commercial Code of Maryland, as the same may from time to time be amended (the "Code"). Notices of disposition of the Collateral and other actions are hereby waived by Borrower/Owner to the extent permitted by law. Any notice of sale, disposition or other intended action by Lender mailed by Lender to the address of Borrower/Owner set forth in the preamble to this Agreement (or at such other address provided to Lender in writing) at least five (5) days before the action shall constitute reasonable notice.

(3) Lender may reject any offer by a prospective purchaser or bidder which it then or thereafter determines, with the reasonable advice of counsel, does not satisfy all legal requirements of the FCC or with whom it is unable to enter into a written contract containing terms reasonably acceptable to it, and it may then either sell to the next highest prospective purchaser or bidder or may re-offer or re-advertise. Neither Lender nor its officers, directors or stockholders shall be disqualified from purchasing the Collateral at a private sale or public auction conducted in accordance with the provisions of this Agreement or applicable law. Any sale as herein set forth shall be made expressly contingent on the prior consent of the FCC to a transfer of control of the Broadcast Licenses and/or Station to the purchaser pursuant to 47 U.S.C. §310(d).

(4) Following a sale conducted in accordance with the provisions of this Agreement, if Owner does not upon demand voluntarily sign the transferor's and licensee's portions of an application for FCC consent to transfer of control, to the extent legally permissible, Owner hereby empowers Lender or any of the officers or directors of Lender, or such persons who may be appointed by the court for such purpose, to sign those documents for Owner and on Owner’s behalf. The transferee's portion of the said application shall be signed by the prospective purchaser.

(5) In case of any sale or other disposition of any of the Collateral aforesaid by Lender, after deducting all costs, or expenses of every kind for care, safekeeping, collection, sale, delivery and for reasonable attorney's fees for legal services in connection therewith and application and grant fees imposed by the FCC, Lender may apply the residue of the proceeds of the sale or sales or other disposition of the Collateral, in full or partial payment of the Obligations hereby secured, as it may deem proper, and returning the surplus, if any, to Borrower/Owner. Borrower/Owner agrees to be and to remain liable upon and to pay to Lender or the holder hereof any of the Obligations hereby secured or any part thereof not satisfied by the proceeds of such sale or sales or other disposition of the Collateral. Lender may, if it deems it advisable to do so, restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the resale or distribution of any of the securities comprising the Collateral.

(6) Notwithstanding anything herein, or in the other Loan Documents to the contrary, Lender shall have no duty or obligation to take any action, file any applications or otherwise to spend any money to maintain the Broadcast Licenses or the Station as a radio broadcast station if the Broadcast Licenses are no longer in effect or if in Lender’s opinion the cost of taking any such actions is not economically reasonable in light of the economic benefits and upon making such decision in its sole discretion Lender shall be free to dispose of any or all of the Collateral in accordance with its rights as a secured lender hereunder, in any Collateral Document, or at law or in equity, without complying with any FCC laws, rules, orders or regulations (which action the parties acknowledge may have the effect of causing a termination of the Broadcast Licenses).

32(D).     Borrower’s Assurances. Borrower/Owner agrees to cooperate with any receiver or purchaser of the Broadcast Licenses, Station, capital stock or other Collateral and with the Lender in the preparation, execution and filing of any forms and providing any information in its possession that may be necessary or helpful in obtaining the FCC’s consent to the assignment or transfer of control to such receiver or purchaser of the Broadcast Licenses, Station, capital stock or other Collateral, and other FCC authorizations. Borrower/Owner further agrees that, because of the unique nature of its undertaking herein, that same may be specifically enforced; and Borrower/Owner hereby waives, and agrees to waive, any claim or defense to any adequate remedy at law that the Lender would have for the breach of this undertaking. Borrower/Owner further waives any bond requirement.

COMMERCIAL SECURITY AGREEMENT -- SCHEDULE C
By Huffines Media, LLC (“Borrower”)
in favor of Beltway Acquisition Corporation (“Lender”)

1 – Restriction(s) imposed by rule, order or regulation of the Federal Communications Commission (“FCC”) may affect Lender’s ability to freely transfer the Collateral upon default by Borrower without the prior consent of the FCC. Certain rights granted under this Agreement may be inconsistent with the present rules and policies of the FCC. They are expressed herein because it is impossible to predict the state of FCC Law at the time of any future Event of Default. It is the intention of the parties that FCC Law takes precedence over any contrary right or obligation expressed herein. Every right granted and every obligation undertaken herein are granted or undertaken to the full extent permitted by FCC Law, and only to the extent permitted by FCC Law. If required by FCC Law, upon the occurrence of an Event of Default; (a) voting rights in Borrower will remain with its members.; (b) there will be either a public or private arms length sale of the equity interests in Borrower; and (c) prior to the exercise of any management/control/voting rights by a purchaser in such public or private sale, the consent of the FCC shall be obtained.

As used herein the term “FCC Law” means (a) the Communications Act of 1934, as amended, 47 USC §101 et. seq.; (b) the Rules and Regulations of the Federal Communications Commission, 47 CFR § 0.1 et. seq.; (c) the policies and case law of the Federal Communications Commission implementing and interpreting (a) and (b), above; (d) the decisions of the United States Courts with respect to (a), (b) and (c), above; and (e) all of (a), (b), (c) and (d) above as they presently exist and as they may be amended, supplemented, changed and/or superseded (by legislation, rule making, adjudication or otherwise) in the future.

MEMBERSHIP INTEREST PLEDGE AGREEMENT

THIS AGREEMENT is made and entered into this ____ day of __________, 2010 by and between HUFFINES MEDIA, LLC, a Texas limited liability company (the "Pledgor"), and BELTWAY ACQUISITION CORPORATION (the “Pledgee").

PRELIMINARY STATEMENT

The Pledgor is the owner of 100% of the membership interests (the "Membership Interest") in HUFFINES LICENSE SUBSIDIARY, LLC, a Texas limited liability company (the "Company"). The Pledgor and the Company, collectively as Borrower, and the Pledgee, as Lender, are parties to a Note, UCC- 1 Financing Statements, Security Agreement and other loan documentation (the "Loan Documents”"), pursuant to which the Pledgee agreed, upon the terms and conditions set forth therein, to extend in favor of the Company and the Pledgor an aggregate credit facility in a principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the "Loan"). The Loan is evidenced by a Secured Promissory Note in the original sum of $2,700,000.00 executed by the Company and the Pledgor on even date and delivered to the Pledgee (the "Note"). The Note, the Loan Documents, and the extension of any Loans thereunder, are conditioned, among other things, upon Pledgor entering into this Pledge Agreement. The Pledgor acknowledges that the extension of the Loan specifically inures to the Pledgor's benefit, and in consideration thereof, and further, in order to more fully secure the complete payment and performance of all of the Pledgor’s and the Company’s Obligations under the Note and the Loan Documents, the Pledgor has agreed to further provide for and evidence the pledge of the Membership Interest to the Pledgee, as provided hereunder.
NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Defined Terms.
All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Note.

2.      Pledge.
The Pledgor hereby pledges, assigns, hypothecates, delivers, transfers and grants to the Pledgee a first priority lien upon and security interest in the Membership Interest (and all proceeds thereof) as security for the full, timely and faithful performance (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations under the Note, the Loan Documents and this Agreement. Simultaneously with the execution hereof, the Pledgor shall deliver to the Pledgee an executed Membership Interest Assignment ("Assignment"), which the Pledgee agrees to hold as collateral security subject to the provisions of section 3(b) hereof. Any certificates evidencing the Membership Interest (with undated stock powers executed in blank and irrevocable proxies) are being delivered by the Pledgor to the Pledgee contemporaneously with the execution of this Agreement.

3.      Release of Assignment.
(a) In the event of full and complete performance of all of the Obligations under the Loan Documents and payment in full of the Note in accordance with its terms, this Assignment shall thereupon become null and void and be of no further force and effect, and Pledgee shall deliver the Membership Interest Assignment marked “canceled” together with this Pledge Agreement to the Pledgor, along with any certificates evidencing the Membership Interest (and undated stock powers) which were delivered to Pledgee pursuant to paragraph 2 above.
(b) Subject to Section 10 hereof, in the event of a default (other than payment of principal and/or interest on the Note) or upon a default under the provisions of Section 6 hereof, or upon an Event of Default under the Loan Documents, Pledgee may forthwith mail written notice thereof to Pledgor of such Event of Default. Ten (10) days after such notice has been so mailed by Pledgee, and providing that such notice has been so mailed by Pledgee, and providing that such default has not been cured by Pledgor, the Pledgee, it its sole and absolute discretion, may (but shall not be required to) elect to exercise its rights hereunder and under the Assignment by delivering to the Company the executed Assignment, in addition to all other available legal or equitable remedies. Pledgee may exercise its rights and remedies herein after expiration of the applicable grace period for payment obligations under the Note without necessity of further notice to Pledgee. The cure period provided herein is not intended to extend any cure or grace period in any other Loan Documents.

4.      Voting.
Unless otherwise prohibited herein, as long as the Membership Interest is held by the Pledgee, and until a default hereunder, the Pledgor shall have the right to vote the Membership Interest for all purposes (subject to the agreements and covenants set forth herein and in the Note). If requested, the Pledgor shall execute and deliver to the Pledgee such proxies and authorizations as are reasonably required to confirm the voting rights of the Pledgor during the term of this Agreement. The actual possession of the Assignment during the period of this Agreement shall remain in the control of the Pledgee.

5.     Representations and Warranties of the Pledgor.
The Pledgor represents, warrants and agrees that the Pledgor shall not, prior to the full payment of the Note and satisfaction of all Obligations under the Loan Documents:
(a) Liquidate, pledge, encumber, sell, transfer or otherwise dispose of the Membership Interest or any portion thereof to any party without obtaining the prior written consent of the Pledgee. In the event the Pledgee consents to any such proposed action, the Pledgor agrees to execute such documents as shall be necessary to continue the effectiveness of this Agreement.
(b) Take any action to sell, lease, encumber, or otherwise transfer, in whole or in part, any of the assets or equity of the Company without first having obtained the consent of the Pledgee.

The Pledgor further represents and warrants to the Pledgee that:
(a) The Pledgor is the record and beneficial owner of, and has legal title to, the Membership Interest, free and clear of all pledges, liens, security interests and other encumbrances and restrictions whatsoever, except the liens and security interests created by this Agreement;
(b) The Pledgor has full power, authority and legal right to execute this Agreement and the Loan Documents and to consummate the transactions contemplated thereby;
(c)There are no outstanding options, warrants or other agreements with respect to the Membership Interest;
(e) The Membership Interest has been duly and validly authorized and issued, and is fully paid and non-assessable. The Membership Interest constitutes all of the issued and outstanding equity of the Company;
(f) Except for the consent of the FCC to the exercise of the Assignment, no consent, approval or authorization of or designation or filing with any governmental authority is required in connection with the pledge and security interest granted under this Agreement and the Loan Documents, or the exercise by the Pledgee of the voting and other rights provided for in this Agreement and the Loan Documents;
(g) The execution, delivery and performance of this Agreement and the Loan Documents by the Pledgor will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the certificate of formation or operating agreement of the Pledgor or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which the Pledgor is a party or which purports to be binding upon the Pledgor or upon any of its assets, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Pledgor except as contemplated by this Agreement and the Loan Documents; and

(h) The pledge, assignment and delivery to Pledgee of the Membership Interest pursuant to this Agreement and other collateral pursuant to the Loan Documents create a valid first lien on and a first perfected security interest in the Membership Interest and other collateral, and all proceeds thereof, in favor of the Pledgee, and are subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Membership Interest or other collateral. The Pledgor covenants and agrees that it will defend the Pledgee's right, title and security interest in and to the Membership Interest and other collateral, and the proceeds thereof, against the claims and demands of all persons whomsoever.

6.      Default.
Any default under the Loan Documents or the Note, or the violation of any provision of this Agreement or a breach by the Pledgor of any representation or warranty herein shall constitute a default under this Agreement and be deemed an Event of Default under the Loan Documents and the Note, and the Pledgee shall be entitled to all remedies available under this Agreement, the Loan Documents, the Note, and all agreements entered into pursuant to the Loan Documents.

7.     Notice.
Any notice required or permitted hereunder shall be in writing and shall be sufficient if mailed by registered mail or certified mail, return receipt requested, postage prepaid, in care of the following addresses:

(a)           if to the Pledgee, at its offices at
Beltway Acquisition Corporation c/o CTM Media Holdings, Inc. 11 Largo Drive South
Stamford, CT 06907
Attention: Marc Knoller

(b)          and to:
IDT Corporation 520 Broad Street Newark, NJ 07102 Attention: Legal Department

(c)   If to Pledgor, c/o
Huffines Media, LLC
8200 Douglas Avenue, Suite 300 Dallas, TX 75225

(d)           and to:
Anthony T. Lepore, Esq., P.A. P.O. Box 823662
South Florida, FL 33082-3662 Telephone: 954.433.2126

Notice given by registered or certified mail, return receipt requested, shall be deemed effective four (4) days after mailing. Actual written notice is intended, however, and if written notice is in fact given in any manner other than as aforesaid, it shall be fully effective when received.

8.     Parties Benefited and Bound.
This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.     Counterparts.
This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.

10.  Savings Provision.
No provision herein or in any other instrument contemplated by this Agreement should be deemed to authorize or require any act or failure to act which would violate the rules and regulations of the FCC or other applicable law, rule and regulation, and all provisions herein or in any other such instrument shall be interpreted and construed in a manner which, as nearly as possible, reflects the original intent of the parties.. If the exercise of any right or remedy by the Pledgee hereunder requires the prior approval or consent of, or notification to, the FCC, the Pledgor shall use its best efforts to cause such approval, consent or notification to be obtained or given, as the case may be, including causing the executing and filing of all instruments which may be necessary to obtain such approval or consent, or give such notification, and cooperating fully in obtaining or giving the same. Notwithstanding any other provision of this Agreement, except the Pledgee's right to appoint a receiver in an Event of Default pursuant to applicable FCC rules and regulations, all voting rights associated with the Membership Interest shall remain with the Pledgor even in an Event of Default and should such Event of Default occur, the Pledgee shall conduct either a private or public sale of the Membership Interest and prior to the exercise of Membership Interest rights by the purchaser at such sale, the prior consent of the FCC [pursuant to 47 U.S.C. 310(d)] will be obtained.

11.  Law Governing Agreement.
The Agreement shall be governed as to the validity, interpretation, construction and performance by the laws of the State of New York, exclusive of its choice-of-law principles. Any litigation arising from this Agreement shall be brought in a state court of competent jurisdiction located in New York, New York. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.   Severability.
The invalidity of any portion of this Agreement shall not affect the validity of the remainder thereof.

13.   Further Assurances.
Each of the parties hereto will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14.   Counterparts.
This Pledge may be executed in counterparts with the same effect as if the signature on each counterpart were on the same instrument.

15.  No Waiver; Cumulative Remedies. The Pledgee shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its remedies hereunder or under Note or the Loan Documents, and no waiver by the Pledgee shall be valid unless in writing and signed by the Pledgee and then only to the extent therein set forth. A waiver by the Pledgee of any right or remedy hereunder or under the Note or Loan Documents on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any further occasion. No course of dealing between the Pledgor and the Pledgee and no failure to exercise, nor any delay in exercising on the part of the Pledgee of any right, power or privilege hereunder or under the Note or Loan Documents shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the Note and the Loan Documents are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

WITNESS:	PLEDGOR:

HUFFINES MEDIA, LLC

By:
Donald Huffines, Managing Member

PLEDGEE:

BELTWAY ACQUISITION CORPORATION

	By:	[Seal]

Its

BELTWAY ACQUISITION CORPORATION	“BORROWER”	MEMBERSHIP ASSIGNMENT
11 Largo Drive South	HUFFINES MEDIA, LLC	SEPARATE FROM
Stamford, CT 06907	8200 Douglas Ave. #300	CERTIFICATE
“Lender”	Dallas, TX 75225

OWNER	PURPOSE
This Agreement is executed for Business Purposes
HUFFINES MEDIA, LLC 8200 Douglas Avenue, Suite 300 Dallas, TX 75225

FOR VALUE RECEIVED, Owner whose federal taxpayer identification numbers is:               hereby sells, assigns, and transfers to Lender the following:

• Membership: ONE HUNDRED (100.00%) PERCENT OF THE MEMBERSHIP INTERESTS OF HUFFINES LICENSE SUBSIDIARY, LLC (“Company”) standing in HUFFINES MEDIA, LLC’s name on the books of the Company and represented by Certificate(s) #
and does hereby irrevocably constitute and appoint BELTWAY ACQUISITION CORPORATION as its attorney-in-fact to transfer the above described securities on the books of the Company or Entity with full powers pertaining to the securities.

This Assignment will be governed by the laws of the State of New York.

DATED:                             , 2010

OWNER: HUFFINES MEDIA, LLC
BY:

THE SIGNATURE(S) ON THIS ASSIGNMENT MUST BE IDENTICAL TO THE NAME(S) ON THE MEMBERSHIP CERTIFICATES IN ALL RESPECTS.